Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS

Sunrise Senior Living, Inc.

As of December 31, 2012 and 2011 and for the Years Ended

December 31, 2012, 2011 and 2010

With Report of Independent Auditors

SUNRISE SENIOR LIVING, INC.

Report of Independent Auditors

Management of Sunrise Senior Living, LLC

We have audited the accompanying consolidated financial statements of Sunrise Senior Living, Inc., which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunrise Senior Living, Inc. at December 31, 2012, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

March 4, 2013

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Sunrise Senior Living, Inc.

We have audited the accompanying consolidated balance sheet of Sunrise Senior Living, Inc. as of December 31, 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunrise Senior Living, Inc. as of December 31, 2011 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Sunrise Senior Living, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

McLean, Virginia

February 29, 2012

SUNRISE SENIOR LIVING, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands, except per share and share amounts)	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$103,447	$49,549
Accounts receivable, net	45,194	40,538
Due from unconsolidated communities	4,529	17,926
Deferred income taxes, net	23,713	19,912
Restricted cash	50,481	47,873
Assets held for sale	4,728	1,025
Prepaid expenses and other current assets	14,975	12,290

Total current assets	247,067	189,113
Property and equipment, net	1,854,372	624,585
Intangible assets, net	38,226	38,726
Investments in unconsolidated communities	15,347	42,925
Investments accounted for under the profit-sharing method	1,844	—
Restricted cash	193,780	183,622
Restricted investments in marketable securities	2,596	2,479
Assets held in the liquidating trust	—	23,649
Other assets, net	9,751	13,269

Total assets	$2,362,983	$1,118,368

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of debt	$487,022	$77,861
Outstanding draws on bank credit facility	—	39,000
Liquidating trust notes, at fair value	—	26,255
Accounts payable and accrued expenses	142,957	134,157
Due to unconsolidated communities	469	404
Deferred revenue	19,822	11,804
Entrance fees	17,564	19,618
Self-insurance liabilities	44,947	42,004

Total current liabilities	712,781	351,103
Debt, less current maturities	1,193,783	450,549
Investments accounted for under the profit-sharing method	18,756	12,209
Self-insurance liabilities	40,226	43,611
Deferred gains on the sale of real estate and deferred revenues	—	8,184
Deferred income tax liabilities	23,713	19,912
Interest rate swap	69,737	21,359
Other long-term liabilities, net	94,655	109,548

Total liabilities	2,153,651	1,016,475

Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized, 61,677,427 and 57,634,010 shares issued and outstanding, net of 759,040 and 515,577 treasury shares, at December 31, 2012 and 2011, respectively	617	576
Additional paid-in capital	509,088	487,277
Retained loss	(308,724)	(385,294)
Accumulated other comprehensive (loss) income	2,248	(5,932)

Total stockholders’ equity	203,229	96,627

Noncontrolling interests	6,103	5,266

Total equity	209,332	101,893

Total liabilities and equity	$2,362,983	$1,118,368

See accompanying notes

SUNRISE SENIOR LIVING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31,
(In thousands, except per share amounts)	2012	2011	2010
Operating revenue:
Management fees	$98,457	$96,132	$107,832
Buyout fees	1,450	3,685	63,286
Resident fees for consolidated communities	460,423	348,438	245,959
Ancillary fees	30,867	30,544	43,136
Professional fees from development, marketing and other	1,630	2,498	4,278
Reimbursed costs incurred on behalf of managed communities	670,567	715,290	827,240

Total operating revenue	1,263,394	1,196,587	1,291,731
Operating expenses:
Community expense for consolidated communities	306,362	238,273	174,273
Community lease expense	63,087	57,931	41,424
Depreciation and amortization	48,225	31,114	34,785
Ancillary expenses	23,636	28,396	40,504
General and administrative	124,892	114,474	126,566
Carrying costs of liquidating trust assets	2,889	2,456	3,146
Accounting Restatement, Special Independent Committee inquiry, SEC investigation and stockholder litigation	—	—	(1,305)
Restructuring costs	—	—	11,690
Provision for doubtful accounts	1,534	3,220	5,843
(Gain) loss on financial guarantees and other contracts	—	(2,100)	518
Impairment of long-lived assets	1,969	12,734	5,647
Costs incurred on behalf of managed communities	675,825	719,159	831,008

Total operating expenses	1,248,419	1,205,657	1,274,099

Income (loss) from operations	14,975	(9,070)	17,632
Other non-operating income (expense):
Interest income	1,103	2,054	1,096
Interest expense	(47,940)	(18,987)	(8,375)
Gain on investments	—	—	932
Gain on fair value of pre-existing equity interest from a business combination	58,097	11,250	—
Gain on fair value of liquidating trust notes	—	88	5,240
Other (expense) income	(8,424)	(618)	1,176

Total other non-operating income (expense)	2,836	(6,213)	69
Gain on the sale of real estate and equity interests	4,457	8,185	27,672
Sunrise’s share of earnings and return on investment in unconsolidated communities	62,352	2,629	7,521
Loss from investments accounted for under the profit-sharing method	(6,766)	(9,806)	(9,650)

Income (loss) before benefit from (provision for) income taxes and discontinued operations	77,854	(14,275)	43,244
Benefit from (provision for) income taxes	373	(1,771)	(6,559)

Income (loss) before discontinued operations	78,227	(16,046)	36,685
Discontinued operations, net of tax	84	(5,511)	64,141

Net income (loss)	78,311	(21,557)	100,826
Less: Income attributable to noncontrolling interests, net of tax	(1,741)	(1,833)	(1,759)

Net income (loss) attributable to common shareholders	$76,570	$(23,390)	$99,067

See accompanying notes

SUNRISE SENIOR LIVING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Twelve Months Ended December 31,
(In thousands)	2012	2011	2010
Net income (loss)	$78,311	$(21,557)	$100,826
Other comprehensive income (loss)
Foreign currency translation adjustments	(758)	1,330	(6,940)
Equity interest in investee’s other comprehensive income (loss)	426	(1,894)	1,418
Unrealized gain (loss) on investments	187	72	105
Unrealized losses on interest rate swap
Unrealized holding losses arising during the period	(5,029)	(10,665)	—
Less: Reclassification for losses included in income related to swap discontinuance	9,217	—	—
Less: Reclassification for losses included in income	4,137	2,340	—

Unrealized gains (losses) on interest rate swap, net	8,325	(8,325)	—

Comprehensive income (loss)	86,491	(30,374)	95,409
Less: Comprehensive income attributable to noncontrolling interest	(1,928)	(1,905)	(1,864)

Comprehensive income (loss) attributable to common shareholders	$84,563	$(32,279)	$93,545

See accompanying notes

SUNRISE SENIOR LIVING, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)	Shares of Common Stock	Common Stock Amount	Additional Paid-in Capital	Retained (Loss) Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Equity Attributable to Noncontrolling Interests	Total Equity
Balance at January 1, 2010	55,752	$558	$474,158	$(460,971)	$8,302	$22,047	$4,187	$26,234
Net income	—	—	—	99,067	—	99,067	1,759	100,826
Foreign currency translation loss, net of tax	—	—	—	—	(6,940)	(6,940)	—	(6,940)
Sunrise’s share of investee’s other comprehensive income	—	—	—	—	1,418	1,418	—	1,418
Unrealized gain on investments	—	—	—	—	105	105		105
Distributions to noncontrolling interests	—	—	—	—	—	—	(1,540)	(1,540)
Issuance of restricted stock	475	5	(5)	—	—	—	—	—
Forfeiture or surrender of restricted stock	(39)	(1)	(116)	—	—	(117)	—	(117)
Stock option exercises	265	3	370	—	—	373	—	373
Stock-based compensation expense	—	—	4,348	—	—	4,348	—	4,348
Tax effect from stock-based compensation	—	—	(150)	—	—	(150)	—	(150)

Balance at December 31, 2010	56,453	565	478,605	(361,904)	2,885	120,151	4,406	124,557
Net (loss) income	—	—	—	(23,390)	—	(23,390)	1,833	(21,557)
Foreign currency translation loss, net of tax	—	—	—	—	1,330	1,330	—	1,330
Sunrise’s share of investee’s other comprehensive income	—	—	—	—	(1,894)	(1,894)	—	(1,894)
Unrealized gain on investments	—	—	—	—	72	72	—	72
Unrealized losses on interest rate swap	—	—	—	—	(8,325)	(8,325)	—	(8,325)
Distributions to noncontrolling interests	—	—	—	—	—	—	(1,778)	(1,778)
Noncontrolling interest reserve fund	—	—	—	—	—	—	805	805
Issuance of restricted stock	337	3	(3)	—	—	—	—	—
Forfeiture or surrender of restricted or common stock	(81)	(1)	(409)	—	—	(410)	—	(410)
Stock option exercises	931	9	1,470	—	—	1,479	—	1,479
Stock-based compensation expense	—	—	7,614	—	—	7,614	—	7,614

Balance at December 31, 2011	57,640	576	487,277	(385,294)	(5,932)	96,627	5,266	101,893
Net income	—	—	—	76,570	—	76,570	1,741	78,311
Foreign currency translation gain, net of tax	—	—	—	—	(758)	(758)	—	(758)
Sunrise’s share of investee’s other comprehensive loss	—	—	—	—	426	426	—	426
Unrealized gain on investments	—	—	—	—	187	187	—	187
Realized losses on interest rate swap	—	—	—	—	8,325	8,325	—	8,325
Distributions to noncontrolling interests	—	—	—	—	—	—	(904)	(904)
Issuance of restricted stock	298	3	(3)	—	—	—	—	—
Forfeiture or surrender of restricted or common stock	(258)	(3)	(1,901)	—	—	(1,904)	—	(1,904)
Stock option exercises	3,997	41	11,716	—	—	11,757	—	11,757
Stock-based compensation expense	—	—	11,999	—	—	11,999	—	11,999

Balance at December 31, 2012	$61,677	$617	$509,088	$(308,724)	$2,248	$203,229	$6,103	$209,332

See accompanying notes.

SUNRISE SENIOR LIVING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2012	2011	2010
Operating activities
Net income (loss)	$78,311	$(21,557)	$100,826
Less: Net (income) loss from discontinued operations	(84)	5,511	(64,141)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Gain on the sale of real estate and equity interests	(4,457)	(8,185)	(27,672)
Gain on fair value of liquidating trust note	—	(88)	(5,240)
Loss from investments accounted for under the profit-sharing method	6,766	9,806	9,650
Gain on investments	—	—	(932)
Gain on fair value of pre-existing equity interest from a business combination	(58,097)	(11,250)	—
Impairment of long-lived assets	1,969	12,734	5,647
Provision for doubtful accounts	1,534	3,220	5,843
Benefit from deferred income taxes	—	—	—
(Gain) loss on financial guarantees and other contracts	—	(2,100)	518
Sunrise’s share of earnings and return on investment in unconsolidated communities	(62,352)	(2,629)	(7,521)
Distributions of earnings from unconsolidated communities	89,053	12,826	35,863
Depreciation and amortization	48,225	31,114	34,785
Amortization of financing costs and debt discount	11,629	3,562	1,003
Stock-based compensation	11,999	7,614	4,232
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(6,221)	(5,612)	3,252
Due from unconsolidated senior living communities	11,438	1,385	(830)
Prepaid expenses and other current assets	(6,250)	(127)	(4,766)
Captive insurance restricted cash	2,939	8,535	(8,837)
Other assets	1,907	1,768	1,033
Increase (decrease) in:
Accounts payable, accrued expenses and other liabilities	961	854	(12,392)
Entrance fees	(2,054)	(1,653)	968
Self-insurance liabilities	(165)	(1,493)	(15,725)
Deferred revenue and gains on the sale of real estate	4,786	(7,217)	4,037
Net cash provided by discontinued operations	4,996	2,144	3,331

Net cash provided by operating activities	136,833	39,162	62,932

Investing activities
Capital expenditures	(13,791)	(9,430)	(10,754)
Net (funding) proceeds for condominium projects	(2,413)	2,521	(61)
Acquisitions of venture partners’ interest, net of cash acquired	(569,267)	(45,292)	—
Dispositions of property	138,061	6,226	18,411
Proceeds from the sale of equity interests	—	—	35,936
Change in restricted cash	(4,703)	(75,709)	9,123
Proceeds from short-term investments	—	—	19,618
Proceeds from investments and notes receivable	—	—	1,431
Investments in unconsolidated communities	(3,195)	(13,728)	(5,952)
Distributions of capital from unconsolidated communities	—	963	314
Net cash provided by discontinued operations	3,357	3,885	108,184

Net cash (used in) provided by investing activities	(451,951)	(130,564)	176,250

Financing activities
Net proceeds from exercised options	11,757	1,479	373
Issuance of junior subordinated convertible debt	—	86,250	—
(Repayments) borrowings on Credit Facility	(39,000)	39,000	—
Additional borrowings of long-term debt	635,547	—	4,010
Repayment of long-term debt	(210,056)	(34,554)	(71,794)
Net repayments on Bank Credit Facility	—	—	(33,728)
Repayment of liquidating trust notes	(26,255)	(11,921)	(11,482)
Distributions to noncontrolling interests	(904)	(1,778)	(1,540)
Financing costs paid	(2,073)	(4,245)	(1,111)
Net cash used in discontinued operations	—	—	(96,473)

Net cash provided by (used in) financing activities	369,016	74,231	(211,745)

Net increase (decrease) in cash and cash equivalents	53,898	(17,171)	27,437
Cash and cash equivalents at beginning of period	49,549	66,720	39,283

Cash and cash equivalents at end of period	$103,447	$49,549	$66,720

See accompanying notes.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

1. Organization, Merger with Health Care REIT, Inc., Sale of Management Business and Presentation

Organization

We are a provider of senior living services in the United States, Canada and the United Kingdom. At December 31, 2012, we operated 296 communities, including 254 communities in the United States, 15 communities in Canada and 27 communities in the United Kingdom, with a total unit capacity of approximately 27,423. Of our total assets of $2.4 billion, $1.4 billion are located in the United States, $0.9 billion in the United Kingdom and $0.1 billion in Canada.

Founded in 1981 and incorporated in Delaware in 1994, we offer a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, nursing and rehabilitative care. On January 9, 2013, we consummated a merger transaction with Health Care REIT, Inc. (“HCN”) (see below.

Merger with Health Care REIT, Inc., Sale of Management Business and Delisting of Sunrise Senior Living, Inc. Stock

On January 9, 2013, we consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated August 21, 2012 with HCN and the September 13, 2012 Membership Interest Purchase Agreement (the “Management Business Sale Agreement”) with Red Fox Management, LP (“Buyer”), a new entity formed by affiliates of Kohlberg Kravis Roberts & Co. L.P., Beecken Petty O’Keefe & Company and Coastwood Senior Housing Partners LLC.

The Merger Agreement transaction occurred through two mergers. First, we engaged in a holding company merger (the “Holding Company Merger”) involving Brewer Holdco, Inc., a newly formed wholly owned subsidiary of Sunrise Senior Living, Inc. (“Holdco”), and Brewer Holdco Sub, Inc., a newly formed wholly owned subsidiary of Holdco (“Holdco Sub”). In the Holding Company Merger, Holdco Sub merged with and into Sunrise, with Sunrise surviving as a wholly owned subsidiary of Holdco. Each issued and outstanding share of Sunrise common stock was converted into one share of Holdco common stock in the Holding Company Merger. Second, promptly after the Holding Company Merger, Red Fox, Inc., a newly formed wholly owned subsidiary of HCN (“Merger Sub”), merged with and into Holdco, with Holdco surviving as a wholly owned subsidiary of HCN (the “Merger”). In the Merger, each share of Holdco common stock was converted into the right to receive $14.50 in cash. Immediately following the Holding Company Merger and prior to the Merger, Sunrise was converted from a corporation into a Delaware limited liability company (the “Management Business LLC”) and its real estate business was distributed to Holdco.

The Buyer acquired Holdco’s management business for approximately $130 million. HCN also acquired a 20% interest in the Buyer.

On January 8, 2013, we notified the New York Stock Exchange (the “NYSE”) of the merger and requested that the NYSE file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister our common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended. Trading of our common stock on the NYSE was suspended prior to the opening of trading on January 9, 2013. The NYSE filed the Form 25 with the SEC on January 9, 2013.

Basis of Presentation

The consolidated financial statements which are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) include our wholly owned and controlled subsidiaries. Variable interest entities (“VIEs”) in which we have an interest have been consolidated when we have been identified as the primary beneficiary. Entities in which we hold the managing member or general partner interest are consolidated unless the other members or partners have either (1) the substantive ability to dissolve the entity or otherwise remove us as managing member or general partner without cause or (2) substantive participating rights, which provide the other partner or member with the ability to effectively participate in the significant decisions that would be expected to be made in the ordinary course of business. Investments in ventures in which we have the ability to exercise significant influence but do not have control over are accounted for using the equity method. All intercompany transactions and balances have been eliminated in consolidation.

Discontinued operations consist primarily of 10 communities whose leases were terminated in 2012 and businesses and communities sold prior to 2012.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

2. Significant Accounting Policies

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider cash and cash equivalents to include currency on hand, demand deposits, and all highly liquid investments with a maturity of three months or less at the date of purchase.

Restricted Cash

We utilize large deductible blanket insurance programs in order to contain costs for certain lines of insurance risks including workers’ compensation and employers’ liability risks, automobile liability risk, employment practices liability risk and general and professional liability risks (“Self-Insured Risks”). We have self-insured a portion of the Self-Insured Risks through our wholly owned captive insurance subsidiary, Sunrise Senior Living Insurance, Inc. (the “Sunrise Captive”). The Sunrise Captive issues policies of insurance on behalf of us and each community we operate and receives premiums from us and each community we operate. The Sunrise Captive pays the costs for each claim above a deductible up to a per claim limit. Cash held by the Sunrise Captive was $92.5 million and $95.4 million at December 31, 2012 and 2011, respectively. The earnings from the investment of the cash of the Sunrise Captive are used to reduce future costs and pay the liabilities of the Sunrise Captive.

Also included in restricted cash is $85.0 million related to a lease extension with a related letter of credit to Marriott International, Inc. (“Marriott”). In 2011, Marriott consented to the extension of the term of four leases for a five-year term commencing January 1, 2014 and ending December 31, 2018. In return for its consent to the lease extension and its maintenance of a guarantee, we provided Marriott with a letter of credit (the “Letter of Credit”) issued by KeyBank, NA (“KeyBank”) with a face amount of $85.0 million to secure Marriott’s exposure under the guarantees. During the lease term, we will be required to pay Marriott an annual payment in respect of the cash flow of the leased facilities, subject to a $1 million annual minimum. Marriott may draw on the Letter of Credit in order to pay any obligations if not paid by us when due. We have provided KeyBank with cash collateral of $85.0 million as security for our Letter of Credit obligations. Marriott has agreed to reduce the face amount of the Letter of Credit proportionally on a quarterly basis during the lease term as we pay our rental obligations.

The details of our restricted cash as of December 31, 2012 and 2011 are as follows (in thousands):

	2012	2011
Self insurance restricted cash	$92,467	$95,406
Cash collateral for letters of credit	89,172	89,002
AL US restricted cash	14,459	19,313
Other restricted cash	48,163	27,774

	$244,261	$231,495

Allowance for Doubtful Accounts

We provide an allowance for doubtful accounts on our outstanding receivables based on an analysis of collectability, including our collection history and generally do not require collateral to support outstanding balances.

Due from Unconsolidated Communities

Due from unconsolidated communities represents amounts due from unconsolidated ventures for development and management costs, including development fees, operating costs such as payroll and insurance costs, and management fees. Operating costs are generally reimbursed within thirty days.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the lesser of the estimated useful lives of the related assets or the remaining lease term. Repairs and maintenance are charged to expense as incurred.

We review the carrying amounts of long-lived assets for impairment when indicators of impairment are identified. If the carrying amount of the long-lived asset exceeds the undiscounted expected cash flows that are directly associated with the use and eventual disposition of the asset, we record an impairment charge to the extent the carrying amount of the asset exceeds the fair value of the assets. We determine the fair value of long-lived assets based upon valuation techniques that include prices for similar assets.

Business Combinations

Our consolidated financial statements include the operations of acquired businesses from the date of acquisition. We account for acquired businesses using the acquisition method of accounting. The acquisition method of accounting for acquired businesses requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Also, transaction costs are expensed as incurred.

Assets Held for Sale

As of December 31, 2012 and 2011, approximately $4.7 million and $1.0 million of assets, respectively, were held for sale. At December 31, 2012, the asset was an undeveloped land parcel that was acquired through an acquisition. We classify an asset as held for sale when all of the following criteria are met:

•	executive management has committed to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition;

•	an active program to locate a buyer and other actions required to complete the sale have been initiated;

•	the asset is actively being marketed; and

•	the sale of the asset is probable and it is unlikely that significant changes to the sale plan will be made.

We classify land as held for sale when it is being actively marketed. For wholly owned operating communities, binding purchase and sale agreements are generally subject to substantial due diligence and historically these sales have not always been consummated. As a result, we generally do not believe that the “probable” criteria are met until the community is sold. Upon designation as an asset held for sale, we record the asset at the lower of its carrying value or its estimated fair value, less estimated costs to sell, and we cease depreciation. If assets classified as assets held for sale have been held for sale for over a year, the requirements to be classified as held for sale are no longer being met and the assets are reclassified to held and used and depreciation resumed and brought current. However, we usually will continue to market the assets for sale.

Real Estate Sales

We account for sales of real estate in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Property, Plant and Equipment Topic. For sales transactions meeting the requirements of the Topic for full accrual profit recognition, the related assets and liabilities are removed from the balance sheet and the gain or loss is recorded in the period the transaction closes. For sales transactions that do not meet the criteria for full accrual profit recognition, we account for the transactions in accordance with the methods specified in the ASC Property, Plant and Equipment Topic. For sales transactions that do not contain continuing involvement following the sale or if the continuing involvement with the property is contractually limited by the terms of the sales contract, profit is recognized at the time of sale. This profit is then reduced by the maximum exposure to loss related to the contractually limited continuing involvement. Sales to ventures in which we have an equity interest are accounted for in accordance with the partial sale accounting provisions as set forth in the ASC Property, Plant and Equipment Topic.

For sales transactions that do not meet the full accrual sale criteria, we evaluate the nature of the continuing involvement and account for the transaction under an alternate method of accounting rather than full accrual sale, based on the nature and extent of the continuing involvement. Some transactions may have numerous forms of continuing involvement. In those cases, we determine which method is most appropriate based on the substance of the transaction.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

In transactions accounted for as partial sales, we determine if the buyer of the majority equity interest in the venture was provided a preference as to cash flows in either an operating or a capital waterfall. If a cash flow preference has been provided, profit, including our development fee, is only recognizable to the extent that proceeds from the sale of the majority equity interest exceeds the costs related to the entire property.

We also may have an option to repurchase the equity interest we sold at a later date or provide guarantees to support the operations of the properties. If a purchase option exists or the guarantees are for an extended period of time, we apply the profit-sharing method and the property remains on our books, net of any cash proceeds received from the buyer. If support is required for a limited period of time, sale accounting is achieved and profit on the sale may begin to be recognized on the basis of performance of the services required when there is reasonable assurance that future operating revenues will cover operating expenses and debt service.

Under the profit-sharing method, the property portion of our net investment is amortized over the life of the property. Results of operations of the communities before depreciation and fees paid to us are recorded as “Loss from investments accounted for under the profit-sharing method” in the consolidated statements of operations. The net income from operations as adjusted is added to the investment account and losses are reflected as a reduction of the net investment. Distributions of operating cash flows to other venture partners are reflected as an additional expense. All cash paid or received by us is recorded as an adjustment to the net investment. The net investment is reflected in “Investments accounted for under the profit-sharing method” in the consolidated balance sheets. At December 31, 2012 and 2011, we have two ventures accounted for under the profit-sharing method.

Intangible Assets

We capitalize costs incurred to acquire management, development and other contracts. We use the acquisition method of accounting in determining the allocation of the purchase price to net tangible and intangible assets acquired. We make estimates of the fair value of the tangible and intangible assets using information obtained as a result of pre-acquisition due diligence, marketing, leasing activities and independent appraisals.

Intangible assets are valued using expected discounted cash flows and are amortized using the straight-line method over the remaining contract term, generally ranging from one to 30 years. The carrying amounts of intangible assets are reviewed for impairment when indicators of impairment are identified. If the carrying amount of the asset (group) exceeds the undiscounted expected cash flows that are directly associated with the use and eventual disposition of the asset (group), an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value.

Investments in Unconsolidated Communities

We hold a noncontrolling equity interest in ventures established to develop or acquire and own senior living communities. Those ventures are generally limited liability companies or limited partnerships. Our equity interest in these ventures generally ranges from 10% to 50%.

In accordance with ASC Consolidation Topic, we review all of our ventures to determine if they are VIEs and require consolidation. The primary beneficiary is the party that has both the power to direct activities of a VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity or the right to receive benefits from the entity that could both potentially be significant to the VIE. We perform ongoing qualitative analysis to determine if we are the primary beneficiary of a VIE. At December 31, 2012 and 2011, we are the primary beneficiary of one VIE and therefore consolidate that entity.

In accordance with ASC Consolidation Topic, the general partner or managing member of a venture consolidates the venture unless the limited partners or other members have either (1) the substantive ability to dissolve the venture or otherwise remove the general partner or managing member without cause or (2) substantive participating rights in significant decisions of the venture, including authorizing operating and capital decisions of the venture, including budgets, in the ordinary course of business. We have reviewed all ventures that are not VIEs where we are the general partner or managing member and have determined that in all cases the limited partners or other members have substantive participating rights such as those set forth above and, therefore, no such ventures are consolidated.

For ventures not consolidated, we apply the equity method of accounting in accordance with ASC Investments – Equity Method and Joint Ventures Topic. Equity method investments are initially recorded at cost and subsequently are adjusted for

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

our share of the venture’s earnings or losses and cash distributions. In accordance with this Topic, the allocation of profit and losses should be analyzed to determine how an increase or decrease in net assets of the venture (determined in conformity with GAAP) will affect cash payments to the investor over the life of the venture and on its liquidation. Because certain venture agreements contain preferences with regard to cash flows from operations, capital events and/or liquidation, we reflect our share of profits and losses by determining the difference between our “claim on the investee’s book value” at the end and the beginning of the period. This claim is calculated as the amount that we would receive (or be obligated to pay) if the investee were to liquidate all of its assets at recorded amounts determined in accordance with GAAP and distribute the resulting cash to creditors and investors in accordance with their respective priorities. This method is commonly referred to as the hypothetical liquidation at book value method.

Our reported share of earnings is adjusted for the impact, if any, of basis differences between our carrying value of the equity investment and our share of the venture’s underlying assets. We generally do not have future requirements to contribute additional capital over and above the original capital commitments, and therefore, we discontinue applying the equity method of accounting when our investment is reduced to zero barring an expectation of an imminent return to profitability. If the venture subsequently reports net income, the equity method of accounting is resumed only after our share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

When the majority equity partner in one of our ventures sells its equity interest to a third party, the venture frequently refinances its senior debt and distributes the net proceeds to the equity partners. All distributions received by us are first recorded as a reduction of our investment. Next, we record a liability for any contractual or implied future financial support to the venture including obligations in our role as a general partner. Any remaining distributions are recorded as “Sunrise’s share of earnings (loss) and return on investment in unconsolidated communities” in the consolidated statements of operations.

We evaluate realization of our investment in ventures accounted for using the equity method if circumstances indicate that our investment is other than temporarily impaired.

Derivative Instruments

The designation of a derivative instrument as a hedge and its ability to meet the hedge accounting criteria determines how we reflect the change in fair value of the derivative instrument in our financial statements. A derivative qualifies for hedge accounting if, at inception, we expect the derivative to be highly effective in offsetting the underlying hedged cash flows and we fulfill the hedge documentation standards at the time we enter into the derivative contract. We had designated an interest rate swap as a cash flow hedge. The asset or liability value of the derivative changed in tandem with its fair value. For the effective portion of the hedge, we recorded changes in fair value in other comprehensive income (“OCI”). We released the derivative’s gain or loss from OCI to match the timing of the underlying hedged item’s effect on earnings.

We reviewed the effectiveness of our hedging instruments on a quarterly basis, recognized current period hedge ineffectiveness immediately in earnings and discontinued hedge accounting for any hedge that we no longer considered to be highly effective. During the fourth quarter of 2012, we determined that our hedged transactions were not probable to occur. As a result, hedge accounting was discontinued and $9.2 million of losses in accumulated other comprehensive income (loss) were reclassified into earnings.

We recognize changes in fair value for derivatives not designated as hedges or those not qualifying for hedge accounting in current period earnings.

Deferred Financing Costs

Costs incurred in connection with obtaining financing for our consolidated communities are deferred and amortized over the term of the financing using the effective interest method. Deferred financing costs are included in “Other assets” in the consolidated balance sheets.

Loss Reserves For Certain Self-Insured Programs

We offer a variety of insurance programs to the communities we operate. These programs include property insurance, general and professional liability insurance, excess/umbrella liability insurance, crime insurance, automobile liability and physical damage insurance, workers’ compensation and employers’ liability insurance and employment practices liability

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

insurance (the “Insurance Program”). Substantially all of the communities we operate that participate in the Insurance Program are charged their proportionate share of the cost of the Insurance Program.

We utilize large deductible blanket insurance programs in order to contain costs for certain of the lines of insurance risks in the Insurance Program including self-insured risks. The design and purpose of a large deductible insurance program is to reduce overall premium and claim costs by internally financing lower cost claims that are more predictable from year to year, while buying insurance only for higher-cost, less predictable claims.

We have self-insured a portion of the self-insured risks through the Sunrise Captive. The Sunrise Captive issues policies of insurance on behalf of us and each community we operate and receive premiums from us and each community we operate. The Sunrise Captive pays the costs for each claim above a deductible up to a per claim limit. Third-party insurers are responsible for claim costs above this limit. These third-party insurers carry an A.M. Best rating of A-/VII or better.

We record outstanding losses and expenses for all self-insured risks and for claims under insurance policies based on management’s best estimate of the ultimate liability after considering all available information, including expected future cash flows and actuarial analyses. We review our sensitivity analysis annually and our annual estimated cost for self-insured risks is determined using management judgment including actuarial analyses at various confidence levels. Our confidence level, based on our annual review, is currently at 50%. We believe the 50% confidence level provides our best estimate of our expected liability due to our sufficient history of paid and incurred claims associated with our Sunrise Captive. The confidence level is the likelihood that the recorded expense will exceed the ultimate incurred cost.

We believe that the allowance for outstanding losses and expenses is appropriate to cover the ultimate cost of losses incurred at December 31, 2012 and 2011 based on our best estimate at that date. The allowance may ultimately be settled for a greater or lesser amount. Any subsequent changes in estimates are recorded in the period in which they are determined and will be shared with the communities participating in the Insurance Programs based on the proportionate share of any changes.

Employee Health and Dental Benefits

We offer employees an option to participate in our self-insured health and dental plans. The cost of our employee health and dental benefits, net of employee contributions, is shared between us and the communities based on the respective number of participants working either at our community support office or at the communities. Funds collected are used to pay the actual program costs including estimated annual claims, third-party administrative fees, network provider fees, communication costs, and other related administrative costs incurred by us. Claims are paid as they are submitted to the plan administrator. We also record a liability for outstanding claims and claims that have been incurred but not yet reported. This liability is based on the historical claim reporting lag and payment trends of health insurance claims. We believe that the liability for outstanding losses and expenses is adequate to cover the ultimate cost of losses incurred at December 31, 2012 and 2011, but actual claims may differ. Any subsequent changes in estimates are recorded in the period in which they are determined and will be shared with the communities participating in the program based on their proportionate share of any changes.

Continuing Care Agreements

We lease communities under operating leases and own communities that provide life care services under various types of entrance fee agreements with residents (“Entrance Fee Communities” or “Continuing Care Retirement Communities”). Residents of Entrance Fee Communities are required to sign a continuing care agreement with us. The care agreement stipulates, among other things, the amount of all entrance and monthly fees, the type of residential unit being provided, and our obligation to provide both health care and non-health care services. In addition, the care agreement provides us with the right to increase future monthly fees. The care agreement is terminated upon the receipt of a written termination notice from the resident or the death of the resident. Refundable entrance fees are returned to the resident or the resident’s estate depending on the form of the agreement either upon re-occupancy or termination of the care agreement.

When the present value of estimated costs to be incurred under care agreements exceeds the present value of estimated revenues, the present value of such excess costs is accrued. The calculation assumes a future increase in the monthly revenue commensurate with the monthly costs. The calculation currently results in an expected positive net present value cash flow and, as such, no liability was recorded as of December 31, 2012 or December 31, 2011.

Refundable entrance fees are primarily non-interest bearing and, depending on the type of plan, can range from between 30% to 100% of the total entrance fee less any additional occupant entrance fees. As these obligations are considered security

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

deposits, interest is not imputed on these obligations. Deferred entrance fees were $17.6 million and $19.6 million at December 31, 2012 and 2011, respectively.

Non-refundable portions of entrance fees are deferred and recognized as revenue using the straight-line method over the actuarially determined expected term of each resident’s contract.

Accounting for Guarantees

Guarantees entered into in connection with the sale of real estate often prevent us from either accounting for the transaction as a sale of an asset or recognizing in earnings the profit from the sale transaction. Guarantees not entered into in connection with the sale of real estate are considered financial instruments. For guarantees considered financial instruments we recognize at the inception of a guarantee or the date of modification, a liability for the fair value of the obligation undertaken in issuing a guarantee. On a quarterly basis, we evaluate the estimated liability based on the operating results and the terms of the guarantee. If it is probable that we will be required to fund additional amounts than previously estimated a loss is recorded. Fundings that are recoverable as a loan from a venture are considered in the determination of the contingent loss recorded. Loan amounts are evaluated for impairment at inception and then quarterly.

Asset Retirement Obligations

In accordance with ASC Asset Retirement and Environmental Obligations Topic, we record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated.

Certain of our operating real estate assets contain asbestos. The asbestos is appropriately contained, in accordance with current environmental regulations, and we have no current plans to remove the asbestos. When, and if, these properties are demolished, certain environmental regulations are in place which specify the manner in which the asbestos must be handled and disposed of. Because the obligation to remove the asbestos has an indeterminable settlement date, we are not able to reasonably estimate the fair value of this asset retirement obligation.

In addition, certain of our long-term ground leases include clauses that may require us to dispose of the leasehold improvements constructed on the premises at the end of the lease term. These costs, however, are not estimable due to the range of potential settlement dates and variability among properties. Further we believe, the present value of any such costs would be insignificant as the remaining term of each of the leases is fifty years or more.

Income Taxes

Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. We record the current year amounts payable or refundable, as well as the consequences of events that give rise to deferred tax assets and liabilities based on differences in how these events are treated for tax purposes. We base our estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, business plans and other expectations about future outcomes. We provide a valuation allowance against the net deferred tax assets when it is more likely than not that sufficient taxable income will not be generated to utilize the net deferred tax assets.

Revenue Recognition

“Management fees” is comprised of fees from management agreements for operating communities owned by unconsolidated ventures and third parties, which consist of base management fees and incentive management fees. The management fees are generally between five and eight percent of a managed community’s total operating revenue. Fees are recognized in the month they are earned in accordance with the terms of the management agreement.

“Buyout fees” is comprised of fees from the buyout of management agreements.

“Resident fees from consolidated communities” are recognized monthly as services are provided. Agreements with residents are generally for a term of one year and are cancelable by residents with 30 day notice. Approximately 8.3%, 9.1% and 11.4% of our resident and ancillary fees from our consolidated communities for 2012, 2011 and 2010, respectively, were derived from governmental reimbursement programs. Revenues from these programs are recorded net of contractual adjustments as dictated under the specific program guidelines. Retroactive adjustments or assessments from program cost report audits conducted by

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

governmental agencies are recorded against net revenues in the month we are given notice, without regard to whether we intend to appeal such assessments.

“Ancillary services” is comprised of fees for providing care services to residents of certain communities owned by ventures and fees for providing home health assisted living services.

“Professional fees from development, marketing and other” is comprised of fees received for services provided prior to the opening of an unconsolidated community and fees received for renovation projects. Our development fees related to building design and construction oversight are recognized using the percentage-of-completion method and the portion related to marketing services is recognized on a straight-line basis over the estimated period the services are provided. The cost-to-cost method is used to measure the extent of progress toward completion for purposes of calculating the percentage-of-completion portion of the revenues. Fees for renovation projects are recognized when earned.

“Reimbursed costs incurred on behalf of managed communities” is comprised of reimbursements for expenses incurred by us, as the primary obligor, on behalf of communities operated by us under long-term management agreements. Revenue is recognized when the costs are recorded on the books of the managed communities and we are due the reimbursement. If we are not the primary obligor, certain costs, such as interest expense, real estate taxes, depreciation, ground lease expense, bad debt expense and cost incurred under local area contracts, are not included. The related costs are included in “Costs incurred on behalf of managed communities”.

We considered the indicators in ASC Revenue Recognition Topic, in making our determination that revenues should be reported gross versus net. Specifically, we are the primary obligor for certain expenses incurred at the communities, including payroll costs, insurance and items such as food and medical supplies purchased under national contracts entered into by us. We, as manager, are responsible for setting prices paid for the items underlying the reimbursed expenses, including setting pay-scales for our employees. We select the supplier of goods and services to the communities for the national contracts that we enter into on behalf of the communities. We are responsible for the scope, quality and extent of the items for which we are reimbursed. Based on these indicators, we have determined that it is appropriate to record revenues gross versus net.

We generated 22.4%, 16.3% and 16.9% of revenue from Ventas in 2012, 2011and 2010, respectively, and 14.3%, 13.7% and 19.8%, from HCP in 2012, 2011 and 2010, respectively.

Stock-Based Compensation

We record compensation expense for our employee stock options and restricted stock awards in accordance with ASC Equity Topic. This Topic requires that all share-based payments to employees be recognized in the consolidated statements of operations based on their grant date fair values with the expense being recognized over the requisite service period. We use the Black-Scholes model to determine the fair value of our awards at the time of grant. For awards with both performance and service conditions, we start recognizing compensation cost over the remaining service period, when it is probable the performance condition will be met.

Foreign Currency Translation

Our reporting currency is the U.S. dollar. Certain of our subsidiaries’ functional currencies are the local currency of their respective country. In accordance with ASC Foreign Currency Matters Topic, balance sheets prepared in their functional currencies are translated to the reporting currency at exchange rates in effect at the end of the accounting period except for stockholders’ equity accounts and intercompany accounts with consolidated subsidiaries that are considered to be of a long-term nature, which are translated at rates in effect when these balances were originally recorded. Revenue and expense accounts are translated at a weighted average of exchange rates during the period. The cumulative effect of the translation is included in “Accumulated other comprehensive income” in the consolidated balance sheets. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange at the balance sheet date. These differences are recorded as “Other income (expense)” in the consolidated statements of operations.

Advertising Costs

We expense advertising costs as incurred. Total advertising expense for the years ended December 31, 2012, 2011 and 2010 was $2.9 million, $2.5 million and $4.1 million, respectively.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Legal Contingencies

We are subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. We record an accrual for loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. We review these accruals quarterly and make revisions based on changes in facts and circumstances.

Reclassifications

Certain amounts have been reclassified to conform to the current year presentation. The majority of the reclassifications are to discontinued operations which includes 10 communities whose leases were terminated in 2012 and sales of communities and businesses prior to 2012.

New Accounting Standards

The following ASUs were issued in 2011.

ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, clarifies some existing rules but does not require additional fair value measurements, is not intended to establish valuation standards or affect valuation practices outside of financial reporting. A specific clarification relates to the concepts of “highest and best use” and “valuation premise” which are relevant only when measuring the fair value of nonfinancial assets and are not relevant when measuring fair value of financial assets or liabilities. Additional disclosures for Level 3 measurements include the valuation process used and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs. ASU 2011-04 was effective for us January 1, 2012 and did not have a material impact on our consolidated financial position, results of operations or cash flows.

ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income, gives an entity the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendment does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 was effective for us January 1, 2012 and did not have a material impact on our consolidated financial position, results of operations or cash flows.

ASU 2011-10, Property, Plant and Equipment (Topic 360), Derecognition of in Substance Real Estate – a Scope Clarification, requires when a parent ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance of Subtopic 360-20 to determine whether it should derecognize in the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest, the reporting entity would continue to include the real estate, debt and results of the subsidiary’s operations in its consolidated financial statements until legal title of the real estate is transferred to legally satisfy the debt. ASU 2011-10 was effective for us July 1, 2012 and did not have a material impact on our consolidated financial position, results of operations or cash flows.

ASU 2011-12, Comprehensive Income (Topic 220), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05 defers the presentation of the reclassification adjustments in and out of other comprehensive income, but requires entities to report reclassification out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. ASU 2011-05 was effective for us January 1, 2012 and did not have a material impact on our consolidated financial position, results of operations or cash flows.

3. Fair Value Measurements

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The ASC Fair Value Measurements Topic established a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels. These levels, in order of highest priority to lowest priority, are described below:

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are used when little or no market data is available.

Interest Rate Swaps

In connection with our purchase of our partner’s interest in a venture in the U.K. (refer to Note 6), we assumed the mortgage debt and an interest rate swap. We then amended and restated the term loan facility and entered into a new interest rate swap arrangement that extended the term of the existing interest rate swap to be coterminous with the maturity extension of the mortgage debt of December 2015. We entered into the swap in order to hedge against changes in cash flows attributable to fluctuations in the three-month GBP LIBOR rate. As a result, we pay a fixed rate of 3.90% plus the applicable spread of 115 basis points as opposed to a floating rate equal to the three-month GBP LIBOR rate plus the applicable spread of 115 basis points on a notional amount of £337.6 million through the maturity of the loan. The agreement includes a credit-risk-related contingency feature whereby the derivative counterparty has incorporated the loan covenant provisions of our indebtedness with a lender affiliate of the derivative counterparty. The failure to comply with the loan covenant provisions would result in being in default on any derivative instrument obligation covered by the agreement. We have not posted any collateral related to this agreement. As of December 31, 2012, the derivative is in a liability position and has a fair value of $51.6 million. If we had breached any of these loan covenant provisions at December 31, 2012, we could have been required to settle our obligations under the agreement at their termination value of approximately $53.1 million. The difference between the fair value liability and the termination liability represents an adjustment for accrued interest.

We had designated the derivative as a cash flow hedge. The derivative value is based on the prevailing market yield curve on the date of measurement. We also consider counterparty credit risk in the calculation of the fair value of the swap. We evaluated the hedging effectiveness of the derivative both at inception and on an on-going basis. For instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income, and reclassified into earnings in the same period, or periods, during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in earnings. During the fourth quarter of 2012, we determined that the hedged transaction was not probable to occur. As a result, hedge accounting was discontinued and we recognized $0.7 million of losses associated with the swap.

In connection with our purchase of our partner’s interest in AL US Development Venture, LLC (“AL US”), we assumed the mortgage debt and an interest rate swap. We then entered into a new interest rate swap arrangement that extended the term of the existing interest rate swap to be coterminous with the maturity extension of the mortgage debt (extended from June 2012 to June 2015). We entered into the swap in order to hedge against changes in cash flows (interest payments) attributable to fluctuations in the one-month LIBOR rate. As a result, we pay a fixed rate of 3.2% plus the applicable spread of 175 basis points as opposed to a floating rate equal to the one-month LIBOR rate plus the applicable spread of 175 basis points on a notional amount of $259.4 million through the maturity date of the loan. The agreement includes a credit-risk-related contingency feature whereby the derivative counterparty has incorporated the loan covenant provisions of our indebtedness with a lender affiliate of the derivative counterparty. The failure to comply with the loan covenant provisions would result in being in default on any derivative instrument obligations covered by the agreement. We have not posted any collateral related to this agreement. As of December 31, 2012, the derivative is in a liability position and has a fair value of $18.1 million. If we had breached any of these loan covenant provisions at December 31, 2012, we could have been required to settle our obligations under the agreement at their termination value of approximately $18.9 million. The difference between the fair value liability and the termination liability represents an adjustment for accrued interest.

We had designated the derivative as a cash flow hedge. The derivative value is based on the prevailing market yield curve on the date of measurement. We also consider counterparty credit risk in the calculation of the fair value of the swap. We evaluated the hedging effectiveness of the derivative both at inception and on an on-going basis. For instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income, and reclassified into earnings in the same period, or periods, during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in earnings. During the fourth quarter of 2012, we

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

determined that the hedged transaction was not probable to occur. As a result, hedge accounting was discontinued and $8.8 million of losses in accumulated other comprehensive income (loss) was reclassified to operations.

The following table details the fair market value as of December 31, 2012 (in thousands):

		Fair Value Measurements at Reporting Date Using
Liabilities	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap - June 2015 maturity	$18,130	$—	$18,130	$—
Interest rate swap - December 2015 maturity	51,607	—	51,607	—

	$69,737	$—	$69,737	$—

The following table details the impact of the derivative instrument on the consolidated statements of operations and other comprehensive income for the years ended December 31(in thousands):

	Location	2012	2011	2010
Loss on interest rate swap recognized in OCI	OCI	$5,029	$10,665	$—
Loss reclassified from AOCI into income (effective portion)	Interest expense	4,137	2,340	—
Loss reclassified from AOCI into income (due to hedged transaction becoming not probable to occur)	Other (expense) income	9,217	—	—
(Loss) gain recognized in income (ineffective portion and amount excluded from effectiveness testing)	Other (expense) income	(271)	(135)	—

Restricted Investments in Marketable Securities

The following table details the restricted investments in marketable securities measured at fair value as of December 31, 2012 (in thousands):

		Fair Value Measurements at Reporting Date Using
Assets	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Restricted investments in marketable securities	$2,596	$2,596	$—	$—

The restricted investments in marketable securities relates to a consolidated entity in which we have control but no ownership interest.

Assets Held for Sale and Assets Held and Used

The following table details the assets impaired in 2012, excluding impairment charges of $1.4 million on sold assets (in thousands):

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable	Total
	December 31,	Identical Assets	Inputs	Inputs	Impairment
Assets	2012	(Level 1)	(Level 2)	(Level 3)	Losses in 2012
Assets held and used (1)	$1,622	—	—	$1,622	$611

(1)	Impairment loss relates to asset previously held in the liquidating trust.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Assets Held for Sale

Assets held for sale with a lower of carrying value or fair value less estimated costs to sell consists of the following (in thousands):

	December 31,	December 31,
	2012	2011
Condominium units	$0	$1,025
Land	4,728	0

	$4,728	$1,025

A land parcel, which was transferred to us in March 2012, is classified as assets held for sale. The asset is recorded at the lower of its carrying value or fair value less estimated costs to sell. We used appraisals, bona fide offers, market knowledge and brokers’ opinions of value to determine fair value.

In 2012, as a result of an agreement to terminate 10 operating community leases prior to the lease expiration date, we recorded an impairment charge of $9.8 million related to furniture, fixtures and equipment in those communities based on the consideration paid to us by the lessor (refer to Note 15). This expense is reflected in discontinued operations.

In 2011, we classified the assets of a condominium project as held for sale. The assets are recorded at the lower of their carrying value or fair value less estimated costs to sell. We used appraisals, bona fide offers, market knowledge and brokers’ opinions of value to determine fair value. As the carrying value of the assets were in excess of their fair value less estimated costs to sell, we recorded an impairment charge of $0.1 million, which is included in operating expenses under impairment of long-lived assets.

In 2010, certain land parcels, a closed community and a condominium project were classified as assets held for sale. They were recorded at the lower of their carrying value or fair value less estimated costs to sell. We used appraisals, bona fide offers, market knowledge and brokers’ opinions of value to determine fair value. As the carrying value of an asset was in excess of its fair value less estimated costs to sell, we recorded an impairment charge of $0.7 million in 2010, of which $0.4 is included in operating expenses under impairment of long-lived assets and $0.3 million is included in discontinued operations.

In 2010, land parcels and a closed community classified as assets held for sale had been held for sale for over a year. Therefore, the requirements to be classified as held for sale were no longer being met and assets with an aggregate fair value of $29.6 million were reclassified to held and used or to the liquidating trust.

Assets Held and Used

In 2011, we recorded impairment charges of $5.4 million for a land parcel and an operating community as the carrying value of each of the assets was in excess of its fair value. We used recent comparable sales, market knowledge, brokers’ opinions of value and the income approach to determine fair value. The impairment loss is included in operating expenses under impairment of long-lived assets.

In 2010, we recorded impairment charges of $1.1 million for a land parcel and an operating community as the carrying value of these assets was in excess of their fair value. We used appraisals, bona fide offers, market knowledge and brokers’ opinions of value to determine fair value. The impairment charges are included in operating expenses under impairment of long-lived assets.

Certain communities and land parcels were pledged to lenders in connection with the restructuring of our German indebtedness (refer to Note 11). In 2012, the loans were paid in full and the liens released. In 2012, 2011 and 2010, we recorded impairment charges of $1.2 million, $7.2 million and $4.1 million, respectively, in operations associated with these assets.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Debt

The fair value of our debt has been estimated based on current rates offered for debt with the same remaining maturities and comparable collateralizing assets. Changes in assumptions or methodologies used to make estimates may have a material effect on the estimated fair value. We have applied Level 2 and Level 3 type inputs to determine the estimated fair value of our debt. The following table details by category the principal amount, the average interest rate and the estimated fair market value of our debt (in thousands):

	Fixed Rate	Variable Rate
	Debt	Debt
Total Carrying Value	$165,178	$1,515,627

Average Interest Rate	5.43%	5.54%

Estimated Fair Market Value	$165,214	$1,508,551

Disclosure about fair value of financial instruments is based on pertinent information available to us at December 31, 2012.

Other Fair Value Information

Cash equivalents, accounts receivable, notes receivable, accounts payable and accrued expenses, equity investments and other current assets and liabilities are carried at amounts which reasonably approximate their fair values.

4. Allowance for Doubtful Accounts

Allowance for doubtful accounts consists of the following (in thousands):

Accounts
Receivable
Balance January 1, 2010	$24,064
Provision for doubtful accounts (1)	6,156
Write-offs	(13,891)

Balance December 31, 2010	16,329
Provision for doubtful accounts (1)	3,845
Write-offs	(5,676)

Balance December 31, 2011	14,498
Provision for doubtful accounts (1)	2,490
Write-offs	(6,862)

Balance December 31, 2012 (1)	$10,126

(1)	Includes provision associated with discontinued operations.

5. Property and Equipment

Property and equipment consists of the following (in thousands):

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

	December 31,
	Asset Lives	2012	2011
Land and land improvements	15 years	$282,039	$120,803
Building and building improvements	40 years	1,622,974	579,064
Furniture and equipment	3-10 years	186,301	166,517

		2,091,314	866,384
Less: Accumulated depreciation		(236,942)	(241,799)

Property and equipment, net		$1,854,372	$624,585

Depreciation expense was $37.4 million, $26.0 million and $21.5 million in 2012, 2011 and 2010, respectively.

Refer to Note 6 for 2012 property and equipment acquisitions.

6. Asset Purchases, Transfers and Contribution to a New Venture

Santa Monica Purchase

On February 28, 2012, we closed on a purchase and sale agreement with our venture partner who owned an 85% membership interest (the “Partner Interest”) in Santa Monica AL, LLC (“Santa Monica”). We owned the remaining 15% membership interest. Pursuant to the purchase and sale agreement, we purchased the Partner Interest for an aggregate purchase price of $16.2 million. Santa Monica indirectly owned one senior living facility located in Santa Monica, California. As a result of the transaction, the assets, liabilities and operating results of Santa Monica were consolidated in our financial results beginning February 28, 2012 until June 29, 2012 (see below).

We acquired the assets in stages. The fair value of our 15% equity interest immediately prior to the acquisition of the Partner Interest was approximately $2.9 million based on the estimated fair value of approximately $19.5 million for the total underlying equity in the venture. The estimated fair value of the equity was calculated based on the acquisition date fair value of the assets and working capital of approximately $32.9 million less the payoff amount of the debt of $13.4 million. As the carrying value of our investment in the venture prior to the acquisition was zero, we recognized a gain of approximately $2.9 million on our pre-existing membership interest as of the acquisition date.

Asset Transfer from Master MetSun Two, LP and Master MetSun Three, LP

On March 20, 2012, two of our existing joint ventures (the “MetSuns”) transferred their ownership interest in two venture subsidiaries to us for no cash consideration. The transferred venture subsidiaries indirectly owned five senior living facilities and one land parcel. Prior to the transfer, we had a 20% indirect ownership interest in the assets. As a result of the transfer, the assets were 100% indirectly owned by us and were consolidated in our financial results commencing March 20, 2012 until June 29, 2012 (see below).

We acquired the assets in stages. We calculated the fair value of the total underlying equity of the assets based on the acquisition date fair value of the assets and working capital of approximately $122.3 million less the fair value of the debt assumed of $118.2 million. We recognized a gain of approximately $4.6 million, including a gain of $0.7 million on our pre-existing ownership interest, in connection with the acquisition of the assets.

The following table summarizes the recording, at fair value, of the assets and liabilities as of the acquisition date of Santa Monica and the transfer date of the MetSuns (in thousands):

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Amounts Recognized as of Acquisition Date
Property and equipment	$156,041
Other assets	3,883
Debt	(118,170)
Other liabilities	(4,756)

Net assets acquired	36,998
Gain on fair value resulting from business combinations, including pre-existing investments	(7,470)
Net transaction costs	157

Total consideration transferred	$29,685

The estimated fair value of the real estate assets at acquisition was approximately $156.0 million. To determine the fair value of the real estate, we examined various data points including (i) transactions with similar assets in similar markets and (ii) independent appraisals of the acquired assets. As of the acquisition date, the fair value of working capital approximated its carrying value.

The estimated fair value of the assumed debt was approximately $118.2 million. The fair value of the debt was estimated based on current rates offered for debt with the same remaining maturities and comparable collateralizing assets.

As described below, the assets from the Santa Monica acquisition and the MetSuns transfer were contributed to a new venture on June 29, 2012 and as a result were de-consolidated at that time (see below). The impact of the acquisition and transfer of the assets prior to their contribution to the new venture on our consolidated operating revenues and net income was immaterial for the year ended December 31, 2012.

Contribution of Assets to a New Venture

On June 29, 2012, we and CNL Healthcare Trust, Inc. (“CHT”) completed the formation of a new venture. Pursuant to the terms of the transaction, we contributed our ownership interest in the six senior living facilities mentioned above and Connecticut Avenue (the “Facilities”) along with our share of transaction and closing costs to the venture. CHT contributed approximately $57 million along with its share of transaction and closing costs to the venture. The venture is owned approximately 55% by CHT and approximately 45% by us, with a gross valuation of approximately $229.5 million (refer to Note 10).

HVP Sun Investor LLC and HVP Sun Investor II LLC (“HVP”) Purchases

On October 1, 2012, we purchased HVP’s majority interests in two ventures in which we owned minority interests. The ventures owned 16 senior living facilities. We paid approximately $171.0 million for HVP’s interests and paid off the existing mortgage debt of $181.4 million on 12 of the communities using proceeds from our HCN credit agreement (refer to Note 11). In addition, we assumed $75 million of debt on four of the communities. We recognized a gain of $40.4 million on our pre-existing ownership interest in connection with the acquisition of the communities.

HJSI Portfolio II, LLC (“HJSI”) Purchase

On November 29, 2012, we purchased HJSI’s 70% interest in a venture. The venture owned two senior living facilities. We paid approximately $11.8 million for HJSI’s interest and paid off the existing mortgage debt of $35.0 million on the two communities using proceeds from our HCN credit agreement (refer to Note 11). We recognized a gain of $4.6 million on our pre-existing ownership interest in connection with the acquisition of the communities.

National Health Investors, Inc. (“NHI”) Purchase

On December 27, 2012, we exercised a purchase option on a senior living facility which we leased from NHI. We paid approximately $23.0 million for the facility using proceeds from our HCN credit agreement (refer to Note 11).

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

MSREF Purchase

On October 16, 2012, we purchased Morgan Stanley Real Estate Fund VI Special-A International, L.P., MSREF VI Special-B C.V., Morgan Stanley Real Estate Fund VI International-T, L.P., MREF VI TE C.V. and Morgan Stanley Real Estate Investors VI International, L.P. (collectively, “MSREF”) 90.19% interest in a venture in which we owned 9.81%. The venture owns 17 senior living facilities in the U.K. We paid £28.7 million ($46 million) for MSREF’s interest. We recognized a gain of $5.6 million on our pre-existing ownership interest in connection with the acquisition of the communities.

Immediately following the acquisition, we repaid £35.7 million (approximately $57 million) of the outstanding debt with respect to two of the senior living facilities. We also entered into an amended and restated term loan facility agreement that modified the terms of the existing £401.9 million (approximately $645 million) of mortgage debt with Bank of Scotland plc with respect to the other 15 senior living facilities (refer to Note 11).

HVP, HJSI, NHI and MSREF

The following table summarizes the recording, at fair value, of the assets and liabilities as of the acquisition dates of HVP, HJSI, NHI and MSREF (in thousands):

Amounts Recognized as of Acquisition Date
Property and equipment	$1,257,677
Other assets	28,747
Debt	(621,190)
Other liabilities	(67,993)

Net assets acquired	597,241
Gain on fair value resulting from business combinations, including pre-existing investments	(50,677)
Net transaction costs	770

Total consideration transferred	$547,334

The estimated fair value of the real estate assets at acquisition was approximately $1.3 billion. To determine the fair value of the real estate, we examined various data points including (i) transactions with similar assets in similar markets; (ii) independent appraisals of the acquired assets; and (iii) consideration transferred. As of the acquisition date, the fair value of working capital approximated its carrying value. The purchase price allocations for the transactions are preliminary and subject to change as the allocations of the fair value between the components of the real estate assets are not yet complete.

The estimated fair value of the assumed debt and interest rate swap at acquisition was approximately $677.8 million. The fair value of the debt was estimated based on current rates offered for debt with the same remaining maturities and comparable collateralizing assets.

7. Sales of Real Estate

Total gains (losses) on sale recognized are as follows (in thousands):

	December 31,
	2012	2011	2010
Properties accounted for under basis of performance of services	$4,457	$5,236	$1,269
Properties accounted for previously under deposit method	0	0	1,900
Land and community sales	0	2,101	(241)
Sales of equity interests	0	0	25,013
Condominium sales	0	0	(171)
Other sales	0	848	(98)

Total gains on the sale of real estate and equity interests	$4,457	$8,185	$27,672

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Basis of Performance of Services

In connection with certain transactions where we sold majority membership interests in entities owning partially developed land or sold partially developed land to ventures, we provided guarantees to support the operations of the underlying communities for a limited period of time. In addition, we have operated the communities under long-term management agreements since their opening. Due to our continuing involvement, all gains on the sale and fees received after the sale are initially deferred. Any fundings under the cost overrun guarantees and the operating deficit guarantees are recorded as a reduction of the deferred gain. Gains and development fees are recognized on the basis of performance of the services required. Gains of $4.5 million, $5.2 million and $1.3 million were recognized in 2012, 2011 and 2010, respectively.

Deposit Method

In 2003, we sold a portfolio of 13 operating communities and five communities under development for approximately $158.9 million in cash, after transaction costs, which was approximately $21.5 million in excess of our capitalized costs. In connection with the transaction, we agreed to provide income support to the buyer if the cash flows from the communities were below a stated target. We recorded a gain of $52.5 million upon the expiration of the guarantee in 2007. We recorded additional gains of $1.9 million in 2010 relating to these reimbursements.

Installment Method

In 2009, we sold a wholly owned community to an unrelated third party for approximately $2.0 million. We received $0.3 million in cash and a note receivable for $1.7 million when the transaction closed. The cash received did not meet the minimum initial investment required to adequately demonstrate the buyer’s commitment to purchase this type of asset. Therefore, we applied the installment method of accounting to this transaction. Under the installment method, the seller recognizes a sale of real estate. The note was paid in full and a gain of $1.5 million was recognized in 2010 relating to this transaction. This community sale is included in discontinued operations as we have no continuing involvement.

Investments Accounted for Under the Profit-Sharing Method, net

In 2006, we sold a majority interest in two separate entities related to a project consisting of a residential condominium component and an assisted living component with each component owned by a different entity. We provided guarantees to support the operations of the entities for an extended period of time. We accounted for the condominium and assisted living ventures under the profit-sharing method of accounting and recorded losses of $10.0 million, $9.8 million and $9.6 million in 2012, 2011 and 2010, respectively.

On December 14, 2012, we acquired all of our partner’s interest in the assisted living/amenities venture and paid off the mortgage financing with Eagle Bank. As a result of the transaction, we are no longer required to account for the assisted living/amenities venture under the profit-sharing method of accounting. The assets, liabilities and operating results of the assisted living/amenities venture are consolidated in our financial results commencing December 14, 2012.

On January 4, 2013, we transferred our ownership interest in the condominium venture to our venture partner for a release of all guarantee obligations to our partner, including the operating deficit guarantee. We received no cash consideration. In addition, the lender released us from all obligations associated with the loan. As a result, the guarantees that required us to use the profit-sharing method of accounting for our previous sale of real estate in 2006 were released. We expect to record a gain on the transfer in January 2013. As of December 31, 2012, the carrying value of our liability relating to the venture was $18.8 million.

In 2012, we contributed our ownership interest in seven senior living facilities and our venture partner contributed cash to a new venture. The venture agreement provides for our respective rights and obligations in the venture, including our right, at our option, to purchase our partner’s interest in the venture. Due to our purchase option, we are required to account for the venture under the profit-sharing method of accounting. We recognized income of $3.3 million in 2012 and our carrying value for this investment was $1.8 million as of December 31, 2012.

Relevant details for investments accounted for the profit-sharing method are as follows (in thousands):

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

	Year Ended December 31,
	2012	2011	2010
Revenue	$39,561	$15,208	$13,012
Operating expenses	(35,736)	(18,643)	(17,934)
Interest expense	(12,193)	(7,082)	(5,826)
Impairment loss	0	(396)	(462)

Loss from operations before depreciation	(8,368)	(10,913)	(11,210)
Depreciation expense	6,010	1,562	1,560
Other non-operating expense	(3,785)	(455)	0
Allocations to other investors	(623)	0	0

Loss from investments accounted for under the profit-sharing method	$(6,766)	$(9,806)	$(9,650)

Investments accounted for under the profit-sharing method, net	$(16,911)	$(12,209)	$(419)

Land and Community Sales

In 2012, 2011 and 2010, we sold four, three and four parcels of undeveloped land, respectively. We recognized gains (losses) of zero, $0.2 million and $(0.2) million, in 2012, 2011 and 2010, respectively, related to these land sales. Two of the four land parcels sold in 2012 were part of the liquidating trust held as collateral for the electing lenders (refer to Note 11). Proceeds of $2.1 million from these sales, including $0.3 million paid by us, were distributed to the electing lenders relating to these sales.

In 2011, we received $2.0 million relating to the sale of a land parcel sold in 2010. The receipt of the amount was contingent on the buyer receiving zoning approval for the property which the buyer received in 2011. A gain of approximately $2.0 million was recognized in 2011.

In 2011, we sold three operating communities which were part of the liquidating trust for approximately $8.3 million and recognized gains of approximately $1.5 million which is included in discontinued operations. This gain was after a reduction of $0.1 million related to potential future indemnification obligations which expired in 2012. We recognized a gain of $0.1 million, which is included in discontinued operations, in 2012 when the indemnification expired. These properties, in addition to three land parcels sold in 2011, were part of the liquidating trust held as collateral for the electing lenders and a prorated portion of the net proceeds from the sales were distributed to the electing lenders and reduced the principal balance of our restructure note by $11.3 million (refer to Note 11).

In 2010, we sold two operating properties for approximately $10.8 million and we recognized a net gain of approximately $4.0 million which is reflected in discontinued operations in our consolidated statements of operations. This gain is after a reduction of $0.7 million related to potential future indemnification obligations which expired in 2011. These properties, in addition to two of the land parcels sold in 2010, were part of the liquidating trust held as collateral for the electing lenders and a prorated portion of the net proceeds from the sales were distributed to the electing lenders and reduced the principal balance of our restructure note by $10.7 million. In 2011, a gain of $0.7 million was recognized when the indemnification period expired. The gain is included in discontinued operations.

Condominium Sales

In 2006, we acquired the long-term management agreements of two San Francisco Bay area continuing care retirement communities (“CCRC”) and the ownership of one community. As part of the acquisition, we also received ten vacant condominium units from the seller that we could renovate and sell. In 2007, we purchased an additional 37 units. Of the 47 units acquired, three were converted into a fitness center for the community, 14 were converted into seven double units and three were converted into a triple unit. In 2012, 2011 and 2010, we sold seven, one and nine of the 35 renovated units in each respective year and recognized losses on those sales of $0.2 million in 2010.

Sales of Equity Interests

In 2012, the subsidiaries of ventures between an institutional investor and us sold 16 communities to Ventas Inc. for a purchase price of approximately $362 million. We received approximately $28.7 million of cash at closing and recognized

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

$21.5 million in return on investment which is included in Sunrise’s share of earnings (loss) and return on investment in unconsolidated communities on our consolidated statement of operations. We are remaining the manager of the 16 communities under the same terms of the pre-existing management agreements with respect to management fees and contract length, which range from 18 to 27 years.

Also in 2012, ventures in the U.K. in which we are a member sold five communities to HCN UK Investments Limited for an aggregate purchase price of £154 million ($243.6 million). We received approximately $56.1 million in cash from the transaction and recognized $30.5 million in return on investment which is included in Sunrise’s share of earnings (loss) and return on investment in unconsolidated communities in our consolidated statement of operations.

We sold our equity interest in nine limited liability companies in the U.S. and two limited partnerships in Canada in 2010. We recognized a gain on the sale of $25.0 million in 2010.

Other

In 2011, we recognized a $0.8 million gain when it was determined that our obligations relating to certain environmental and structural issues at a property previously sold by us had been fully satisfied and no further amounts would be incurred.

8. Variable Interest Entities

GAAP requires that a variable interest entity (“VIE”), defined as an entity subject to consolidation according to the provisions of the ASC Consolidation Topic, must be consolidated by the primary beneficiary. The primary beneficiary is the party that has both the power to direct activities of a VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity or the right to receive benefits from the entity that could both potentially be significant to the VIE. We perform ongoing qualitative analysis to determine if we are the primary beneficiary of a VIE. At December 31, 2012, we are the primary beneficiary of one VIE and therefore consolidate that entity.

VIEs where Sunrise is the Primary Beneficiary

We have a management agreement with a not-for-profit corporation established to own and operate a continuing care retirement community (“CCRC”) in New Jersey. This entity is a VIE. The CCRC contains a 60-bed skilled nursing unit, a 32-bed assisted living unit, a 27-bed Alzheimer’s care unit and 252 independent living apartments. We have included $15.1 million and $16.1 million, respectively, of net property and equipment and debt of $21.0 million and $21.8 million, respectively, of which $1.4 million was in default as of December 31, 2012 and December 31, 2011 in our consolidated balance sheets for this entity. The majority of the debt is bonds that are secured by a pledge of and lien on revenues, a letter of credit with the Bank of New York and by a leasehold mortgage and security agreement. We guarantee the letter of credit. Proceeds from the bonds’ issuance were used to acquire and renovate the CCRC. As of December 31, 2012 and December 31, 2011, we guaranteed $19.6 million and $20.4 million, respectively, of the bonds. Management fees earned by us were $0.7 million, $0.7 million and $0.6 million for 2012, 2011 and 2010, respectively. The management agreement also provides for reimbursement to us for all direct cost of operations. Payments to us for direct operating expenses were $11.2 million, $12.4 million and $10.1 million for 2012, 2011 and 2010, respectively. The entity obtains professional and general liability coverage through our affiliate, Sunrise Senior Living Insurance, Inc. The entity incurred $0.2 million per year in 2012, 2011 and 2010 related to the professional and general liability coverage. The entity also has a ground lease with us. Rent expense is recognized on a straight-line basis at $0.7 million per year. Deferred rent relating to this agreement was $7.3 million and $7.0 million at December 31, 2012 and December 31, 2011, respectively. These amounts are eliminated in our consolidated financial statements.

VIEs Where Sunrise Is Not the Primary Beneficiary but Holds a Significant Variable Interest in the VIEs

In July 2007, we formed a venture with a third party which purchased 17 communities from our first U.K. development venture. We determined the venture was a VIE but we were not the primary beneficiary. In 2012, we purchased our partner’s interest in the venture (refer to Note 6) which owned 17 communities and renegotiated the debt (refer to Note 11).

In 2007, we formed another venture with a third party which owned 13 communities. In August 2011, the venture transferred ownership of six communities to another entity and the venture was deemed a VIE, in which we were not the primary beneficiary. In 2012, the venture transferred ownership of three of its remaining communities to us (refer to Note 6).

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

As a result of that transaction, the venture was no longer a VIE. Later in 2012, the venture sold its remaining four communities to Ventas, Inc. (refer to Note 10).

9. Intangible Assets

Intangible assets consist of the following (in thousands):

	Estimated	December 31,
	Useful Life	2012	2011
Management contracts less accumulated amortization of $12,782 and $11,612	15 - 33 years	$29,706	$34,413
Leaseholds less accumulated amortization of $5,652 and $5,237	19 years	2,231	2,646
Other intangibles less accumulated amortization of $4,738 and $2,360	1 - 40 years	6,288	1,667

		$38,225	$38,726

Amortization was $7.2 million, $3.5 million and $11.7 million in 2012, 2011 and 2010, respectively. These amounts include $3.1 million, $0.5 million and $9.5 million of accelerated amortization of certain terminated management contracts. Amortization is expected to be approximately $7.1 million in 2013 and $1.5 million per year from 2014 to 2017.

10. Investments in Unconsolidated Communities

The following are our investments in unconsolidated communities as of December 31, 2012:

Sunrise Ownership
Karrington of Findlay	50.00%
CHT Sun Partners IV, LLC	44.98%
CC3 Acquisition, LLC	40.00%
Sunrise/Inova McLean Assisted Living, LLC	40.00%
CLPSun III Tenant, LP	32.12%
CLPSun Partners III, LLC	32.12%
CLPSun Partners II, LLC	30.00%
RCU Holdings, LLC	30.00%
Sunrise at Gardner Park, LP	25.00%
Master CNL Sun Dev I, LLC	20.00%
Master MetSun, LP	20.00%
Sunrise Beach Cities Assisted Living, LP	20.00%
Sunrise First Euro Properties LP	20.00%
Master MetSun Two, LP	20.00%
Master MetSun Three, LP	20.00%
Cortland House, LP	10.00%

Our weighted average ownership percentage in our unconsolidated ventures is approximately 34.0% based on total assets as of December 31, 2012.

Included in “Due from unconsolidated communities” are net receivables and advances from unconsolidated ventures of $4.2 million and $17.5 million at December 31, 2012 and 2011, respectively. Net receivables from these ventures relate primarily to development and management activities.

Accounting policies used by the unconsolidated ventures are the same as those used by us.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Total management fees and reimbursed contract services from related unconsolidated ventures was $245.8 million, $319.2 million and $500.5 million in 2012, 2011 and 2010, respectively.

Our share of earnings and return on investment in unconsolidated communities consists of the following (in thousands):

	December 31,
	2012	2011	2010
Sunrise’s share of (loss) earnings in unconsolidated communities	$2,930	$(2,435)	$8,599
Return on investment in unconsolidated communities	59,422	7,110	9,956
Impairment of equity and cost investments	—	(2,046)	(11,034)

Sunrise’s share of earning and return on investment in unconsolidated communities	$62,352	$2,629	$7,521

Various transactions, such as recapitalization, and other adjustments, which can vary significantly year to year, account for differences in the amount at which our investments are carried and the amount of our underlying equity in the net assets of those investments. Our investment in unconsolidated communities was greater than (less than) our portion of the underlying equity in the ventures by $109.0 million and $(76.0) million as of December 31, 2012 and 2011, respectively.

Return on Investment in Unconsolidated Communities

Sunrise’s return on investment in unconsolidated communities includes cash distributions from ventures arising from a refinancing of debt within ventures. We first record all equity distributions as a reduction of our investment. Next, we record a liability if there is a contractual obligation or implied obligation to support the venture including in our role as general partner. Any remaining distribution is recorded in income.

In 2012, our return on investment in unconsolidated communities was primarily the result of distributions of $5.2 million from operations of investments where the book value is zero and we have no contractual or implied obligation to support the venture. Also, in 2012, we recognized $54.2 million from venture transactions (refer to Note 6).

In 2011, our return on investment in unconsolidated communities was primarily the result of distributions of $4.4 million from operations of the investments where the book value is zero and we have no contractual or implied obligation to support the venture. Also, in 2011, we recognized $2.7 million in conjunction with the expiration of a contractual obligation.

In 2010, our return on investment in unconsolidated communities was primarily the result of distributions of $9.4 million from operations of the investments where the book value is zero and we have no contractual or implied obligation to support the venture. Also, in 2010, we recognized $0.4 million in conjunction with the sale of a community within a venture in which we own a 25.0% interest, and we recognized $0.3 million in conjunction with the expiration of a contractual obligation.

Transactions

Purchase of Investment Interests and Subsequent Contribution of Those Assets to a New Venture with CNL

In 2012, we acquired our partners’ interest in several ventures (refer to Note 6). We consolidated the operations of those communities from the purchase dates until June 29, 2012.

On June 29, 2012, we and CNL Healthcare Trust, Inc. (“CHT”) completed the formation of a new venture. Pursuant to the terms of the transaction, we contributed our ownership interest in the six senior living facilities mentioned above and Connecticut Avenue (the “Facilities”) along with our share of transaction and closing costs to the venture. CHT contributed approximately $57 million along with its share of transaction and closing costs to the venture. The venture is owned approximately 55% by CHT and approximately 45% by us, with a gross valuation of approximately $229.5 million.

Prior to and as a condition to closing, we and CHT obtained new financing for five of the Facilities and modified the existing financing on two of the Facilities (the “Refinancing”). In connection with the Refinancing, approximately $50 million of CHT’s contribution to the venture was used to pay down the existing financing on the five Facilities that were refinanced. The

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

venture has approximately $125 million of indebtedness collateralized by the seven Facilities. In addition, we received an approximate $5 million cash distribution from the venture immediately following closing.

As of the closing, the venture owns the Facilities, which will continue to be managed by us under new management agreements that provide for a management fee of six percent of community revenues. We and CHT have entered into a new venture agreement that provides for our respective rights and obligations in the venture, including our right, at our option, to purchase CHT’s interest in the venture, subject to certain restrictions and conditions. Accordingly, as a result of our option to purchase CHT’s interest, we account for this venture under the profit-sharing method of accounting. The carrying value of our investment at December 31, 2012 was $1.8 million and is reflected in “Investments in unconsolidated communities including those accounted for under the profit-sharing method” on our consolidated balance sheets.

CNL

In January 2011, we contributed our 10% ownership interest in an existing venture in exchange for a 40% ownership interest in a new venture, CC3 Acquisition, LLC (“CC3”), organized to own the same portfolio of 29 communities that we manage. We recorded our new investment at its carryover basis. We made an additional capital contribution of $9.9 million of which $7.6 million was funded as a deposit into escrow in 2010 and $2.3 million was funded upon transaction closing. The portfolio was valued at approximately $630 million (excluding transaction costs). As part of our new venture agreement with a wholly-owned subsidiary of CNL Lifestyle Properties (“CNL”), from the start of year three to the end of year six following our January 2011 acquisition, we will have a buyout option to purchase CNL’s remaining 60% interest in the venture. The purchase price provides a 13% internal rate of return to CNL if we exercise our option in years three and four and a 14% internal rate of return if we exercise our option in years five and six. Our share of the transaction costs for 2011 was approximately $5.0 million, of which $4.0 million was reflected as an expense in Sunrise’s share of loss and return on investment in unconsolidated communities and $1.0 million was reflected as general and administrative expense. Six communities in the state of New York, whose real estate is owned by the venture, are being leased and operated by us and therefore, the operations are included in our consolidated financial statements.

In August 2011, we and our venture partner in a portfolio of six communities transferred ownership of the portfolio to a new joint venture owned 70% by a wholly-owned subsidiary of CNL different from the above subsidiary and 30% by us. As part of our new venture agreement with the CNL subsidiary, from the start of year four to the end of year six, we will have a buyout option to purchase CNL’s 70% interest in the venture for a purchase price that provides a 16% internal rate of return to CNL. In addition, the new venture modified the existing mortgage loan in the amount of $133.2 million to provide for, among other things, (i) pay down of the loan by approximately $28.7 million and (ii) an extension of the maturity date of the loan to April 2014 which may be extended by two additional years under certain conditions. In connection with the transaction, we contributed $8.1 million and CNL contributed $19.0 million to the new venture.

In October 2011, we closed on a purchase and sale agreement with Master MorSun Acquisition LLC for its 80% ownership interest in a joint venture that owned seven senior living facilities to a new joint venture owned approximately 68% by CNL Income Partners, LP and approximately 32% by us. In connection with the transaction, we transferred our interest in the previous joint venture valued at approximately $16.7 million and CNL Income Partners, LP contributed approximately $35.4 million. The purchase was also funded by $120.0 million of new debt financing in the venture. We have the option to buy out CNL Income Partners, LP’s interest during years four to six for a purchase price that provides a 13% internal rate of return to CNL Income Partners, LP.

Ventas

In 2012, the subsidiaries of ventures between an institutional investor and us sold 16 communities to Ventas Inc. for a purchase price of approximately $362 million. We received approximately $28.7 million of cash at closing and recognized $21.5 million in return on investment which is included in Sunrise’s share of earnings (loss) and return on investment in unconsolidated communities on our consolidated statement of operations. We remained the manager of the 16 communities under the same terms of the pre-existing management agreements with respect to management fees and contract length, which range from 18 to 27 years.

In 2010, we sold to Ventas, Inc. (“Ventas”) all of our venture interests in nine limited liability companies in the U.S. and two limited partnerships in Canada, which collectively owned 58 communities managed by us. The aggregate purchase price for the venture interests was approximately $41.5 million. In connection with this transaction, we recorded a $25.0 million gain on

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

the sale and deferred $5.7 million of the payment, as of December 31, 2010, which was recognized as management fee income in 2011.

HVP

In 2012, we purchased our partner’s majority interest in two ventures which owned 16 communities and their 100% interest in the two ventures which operated the communities. We received approximately $2.8 million of cash at closing as liquidating proceeds and recorded $2.2 million in return on investment which is included in Sunrise’s share of earnings (loss) and return on investment in unconsolidated communities on our consolidated statements of operations.

U.K. Venture

In 2012, ventures in the U.K. in which we are a member sold five communities to HCN UK Investments Limited for an aggregate purchase price of £154 million ($243.6 million). We received approximately $56.1 million in cash from the transaction and recognized $30.5 million in return on investment which is included in Sunrise’s share of earnings (loss) and return on investment in unconsolidated communities in our consolidated statement of operations. We are remaining the manager of the five communities under the same terms of the pre-existing management agreements with respect to management fees and contract length, which range from 12 to 27 years.

In 2010, our first U.K. development venture in which we have a 20% equity interest sold two communities to a venture in which we have an approximate 10% interest. We recorded equity in earnings in 2010 of approximately $13.0 million. In 2010, we entered into an amendment to the partnership agreement for our first U.K. development venture. Under the amendment, we and our venture partner agreed to amend the partnership agreement as it related to distributions and acknowledged that we had received distributions less than what we were entitled to. In December 2010, we received a distribution of $15.2 million. In addition, our venture partner agreed to release $7.3 million of undistributed proceeds from previous sales that had been held on our behalf in an escrow account within the venture. Our equity in earnings from this venture is composed of (i) gains on the sale of the communities, (ii) the amendment to the cash distribution waterfall in 2010 and (iii) earnings and losses from the community operations.

When our U.K. ventures were formed, we established a bonus pool in respect to each venture for the benefit of employees and others responsible for the success of these ventures. At that time, we agreed with our partner that after certain return thresholds were met, we would each reduce our percentage interests in venture distributions with such excess to be used to fund this bonus pool. In 2012 and 2010, we recorded bonus expense of $4.4 million and $0.2 million, respectively, in respect of the bonus pool relating to the U.K. venture.

Non-Participation in Capital Calls and Debt Defaults

In 2011, based on economic challenges and defaults under the venture’s construction loan agreements, we considered our equity investment in one of our ventures to be other than temporarily impaired and wrote down the equity investment by $2.0 million. The impairment charge is included in our consolidated statements of operations in “Sunrise’s share of earnings and return on investment in unconsolidated communities.”

In 2010, based on an event of default under the loan agreements of two ventures in which we own a 20% interest, we considered our equity to be other than temporarily impaired and wrote-off the remaining equity balance of $1.9 million for one venture and wrote down the equity balance of the other venture by $1.2 million. Also in 2010, we chose not to participate in a capital call for two ventures in which we had a 20% interest and as a result our initial equity interest in those ventures was diluted to zero. Accordingly, we wrote off our remaining investment balance of $1.8 million which is reflected in Sunrise’s share of earnings and return on investment in unconsolidated communities in our consolidated statements of operations. In addition, based on poor operating performance of two communities in one venture in which we have a 20% interest, we considered our equity to be other than temporarily impaired and wrote off the remaining equity balance of $0.7 million.

We had one cost method investment in a company in which we had an approximate 9% interest. In 2010, based on the inability of this company to secure continued financing and having significant debt maturing in 2010, we considered our equity to be other than temporarily impaired and wrote off our equity balance of $5.5 million which is recorded as part of Sunrise’s share of earnings and return on investment in unconsolidated communities. The company was dissolved in 2012.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Other

In 2010, a venture in which we own 25% interest sold its only property. We received proceeds of approximately $0.4 million.

11. Debt

At December 31, 2012 and 2011, we had $1.7 billion and $593.7 million, respectively, of outstanding debt with a weighted average interest rate of 5.53% and 4.12%, respectively, as follows (in thousands):

	December 31,	December 31,
	2012	2011
AL US debt	$322,919	$334,567
HCN debt	533,691	—
U.K debt	649,168	—
Community mortgages	168,168	94,641
Liquidating trust notes	—	26,255
Convertible subordinated notes	86,250	86,250
Credit facility	—	39,000
Other	2,859	4,903
Variable interest entity	20,995	21,770

Total principal amount of debt	1,784,050	607,386
Less: Discount on loans assumed at fair value	(103,245)	(13,721)

	$1,680,805	$593,665

Of the outstanding debt at December 31, 2012, we had $165.2 million of fixed-rate debt with a weighted average interest rate of 5.43% and $1.5 billion of variable rate debt with a weighted average interest rate of 5.54%. Consolidated debt of $1.4 million was in default as of December 31, 2012. We are in compliance with the covenants on all our other consolidated debt and expect to remain in compliance in the near term.

Principal maturities of debt at December 31, 2012 are as follows (in thousands):

	Mortgages, Wholly-Owned Properties	Variable Interest Entity Debt	Convertible Subordinated Notes	Other	Total
Default	$—	$1,365	$—	$—	$1,365
2013	20,282	810	—	465,099	486,191
2014	121,886	840	—	71,451	194,177
2015	998,087	880	—	—	998,967
2016	—	915	—	—	915
2017	—	955	—	—	955
Thereafter	—	15,230	86,250	—	101,480

	1,140,255	20,995	86,250	536,550	1,784,050
Discount on loans assumed at fair value	(102,650)	—	—	(595)	(103,245)

	$1,037,605	$20,995	$86,250	$535,955	$1,680,805

Health Care REIT Financing

On October 1, 2012, we entered into a credit agreement with HCN for approximately $467 million and borrowed $359 million in term loans under such agreement. The borrowing was made to finance (i) our acquisition of the HVP interests (refer to Note 6) in two ventures, and (ii) repay existing mortgage debt on the certain senior living facilities we acquired in those transactions.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

On October 16, 2012, we borrowed an additional $104 million under the HCN credit agreement to finance (i) the acquisition of our partner’s interest in the MSREF joint venture in the United Kingdom (the “MSREF Interest”) (refer to Note 6), and (ii) to repay the existing mortgage debt on two senior facilities in the MSREF venture.

The term loans outstanding under the credit agreement bear interest at one-month LIBOR plus 5.00% and mature on December 31, 2013. No later than 45 days after the purchase of the MSREF Interest, the term loans also shall be secured by (i) a pledge of the equity interests in two senior living facilities in the U.K. and (ii) first priority mortgages over those facilities.

On November 30, 2012, we entered into an additional credit agreement with HCN for approximately $73 million and borrowed $71 million in term loans under the agreement. The borrowing was made to finance the HJSI and NHI acquisitions (refer to Note 6). The term loans outstanding under the credit agreement bear interest at one-month LIBOR plus 5.00% and mature on December 31, 2014.

The term loans are unconditionally guaranteed by us and are secured by a pledge of the acquired senior living facilities with a book value of $650.0 million. The term loans are prepayable at any time without premium or penalty. The HCN credit agreements also include customary representations, covenants and events of default.

MSREF Debt

Immediately following the acquisition of MSREF (refer to Note 6), we repaid £35.7 million (approximately $57 million) in outstanding debt with respect to two of the senior living facilities (representing 100% financing for these two communities). We also entered into an amended and restated term loan facility agreement that modified the terms of the existing £401.9 million (approximately $645 million) of mortgage debt with Bank of Scotland plc with respect to the other 15 senior living facilities. The modified terms of the loan include: (i) extending the maturity date of the loan to December 31, 2015; (ii) set the interest rate on amounts outstanding under the loan to the rate of 90-day LIBOR plus 1.5% per annum; (iii) provided for additional interest payments, structured as “Pay in Kind” interest at a rate of 2.25%; (iv) include new operating performance and financial covenants; and (v) a profit participation deed in favor of the lender. In addition, we entered into a new LIBOR swap agreement that blended and extended an existing swap and fixed a notional amount of £337.6 million at 3.90%. The new swap agreement is co-terminus with the loan which matures in December 2015. The remaining outstanding balance on the loan will continue to float over LIBOR.

Santa Monica Debt, Connecticut Avenue Debt and Debt Transfer from Master MetSun Two, L.P. and Master MetSun Three, L.P.

On February 28, 2012, we closed on a purchase and sale agreement with our venture partner that owned an 85% Partner Interest in Santa Monica. Simultaneously, with the closing of the transaction (refer to Note 6), we entered into new loans with Prudential Insurance Company of America to pool Santa Monica with the Connecticut Avenue community and financed the two assets with senior debt. The principal amount of the new loans in the aggregate was $55.0 million with an interest rate of 4.66%. The loans had a seven year term that would have matured on March 1, 2019. The proceeds of the new loans were used (i) to pay off $27.8 million of debt on the Connecticut Avenue community; (ii) to pay off $13.4 million of debt on Santa Monica; and (iii) towards the $16.2 million purchase price of the Partner Interest.

On March 20, 2012, two of our existing joint ventures transferred their ownership interest in two venture subsidiaries to us for no cash consideration (refer to Note 6). The transferred venture subsidiaries indirectly owned five senior living facilities and one land parcel. The assets were encumbered by approximately $119.7 million of existing mortgage debt which was consolidated in our financial results commencing March 20, 2012 until June 29, 2012. This mortgage debt was non-recourse to us with respect to principal repayment, and no new obligations were required by the mortgage lenders as a result of the transfer. The assets were separated into two loan pools, with one lender financing a pool of three communities (“Pool A”) and another lender financing a pool of two communities plus the land parcel (“Pool B”).

On June 29, 2012, the debt relating to Santa Monica and the Connecticut Avenue community was transferred to a new venture between us and CHT along with the related assets. The Pool A and Pool B debt was refinanced as part of the asset transfer to the new venture (refer to Note 6).

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Canadian Debt

The loan on three communities in Canada matured in April 2011. In February 2012, we entered into a loan modification that, among other things: (i) extended the loan on our three Canadian communities two years from the modification date; (ii) provided for a termination of our operating deficit guarantee in August 2015; (iii) cross collateralized the three communities; (iv) increased the interest rate from the TD Bank Prime rate plus 175 bps to TD Bank Prime rate plus 200 bps; and (v) obligated us to complete a reminiscence conversion in a section of one of the communities. In December 2012, these loans were repaid using debt procured from HCN.

Junior Subordinated Convertible Notes

In April 2011, we issued $86.25 million in aggregate principal amount of our 5.00% junior subordinated convertible notes due 2041 in a private offering. We received an aggregate $83.7 million of net proceeds. The notes are junior subordinated obligations and bear a cash interest rate of 5.0% per annum, subject to our right to defer interest payments on the notes for up to 10 consecutive semi-annual interest periods. Prior to January 9, 2013, beginning on April 6, 2016, the notes would have been convertible into shares of our common stock at an initial conversion rate of 92.2084 shares of common stock per $1,000 principal amount of the notes (which represents the issuance of approximately 8.0 million shares at an equivalent to an initial conversion price of approximately $10.845 per share).

On January 9, 2013, we entered into a First Supplemental Indenture with the notes’ trustee. The First Supplemental Indenture provides, from and after the date of the First Supplemental Indenture, that the rights of holders of the convertible notes to convert each $1,000 principal amount of the convertible notes was changed to a right to convert such convertible notes into (i) cash equal to $1,443.67 per $1,000 principal amount of convertible notes in the case of a holder of convertible notes that elects to convert its convertible notes “in connection with a make-whole fundamental change” (i.e. a holder whose election to convert its convertible notes is received by the conversion agent during the period from, and including January 9, 2013 to, and including, the business day, immediately prior to the related Fundamental Change Purchase Date (as defined in the indenture)) or (ii) cash equal to $1,338.12 per $1,000 principal amount of convertible notes in the case of a holder of convertible notes that elects to convert its convertible notes other than “in connection with a make-whole fundamental change”.

AL US Debt

In June 2011, we assumed $364.8 million of debt with an estimated fair value of $350.1 million in connection with our purchase of an 80% ownership interest in a joint venture entity, AL US, that owned 15 senior living communities. Immediately following the closing of the transaction, we entered into an amendment to the loan. The loan amendment, among other matters, (i) extended the maturity date to June 14, 2015; (ii) provided for a $25.0 million principal repayment; (iii) set the interest rate on amounts outstanding from the effective date of the amendment to LIBOR plus 1.75% with respect to LIBOR advances and the base rate (i.e. the higher of the Federal Funds Rate plus 0.50% or the prime rate announced daily by HSH Nordbank AG (“Nordbank”)) plus 1.25% with respect to base rate advances; (iv) instituted a permanent cash sweep of all excess cash at the communities securing the loan on an aggregated and consolidated basis, which will be used by Nordbank to pay down the outstanding principal balance; (v) released certain management fees that were escrowed and eliminated the requirement for any further subordination or deferral of management fees provided no event of default occurs under the loan; (vi) provided for a $5.0 million escrow for certain indemnification obligations; (vii) provided relief under current debt service coverage requirements; and (viii) modified certain other covenants and terms of the loan. In connection with the amendment, we entered into a new interest rate swap arrangement that extended an existing swap with a fixed notional amount of $259.4 million at 3.2% plus the applicable spread of 175 basis points, down from 5.61% on the previous swap. The new swap arrangement terminates at loan maturity in June 2015. The remaining outstanding balance on the loan will continue to float over LIBOR as described above. The amendment also contains representations, warranties, covenants and events of default customary for transactions of this type. We recorded this loan on our consolidated balance sheet at its estimated fair value on the acquisition and assumption date. The carrying value of the loan as of December 31, 2012 was $314.3 million and the face amount was $322.9 million.

Germany Restructure Notes

We previously owned nine communities in Germany which were subject to substantial debt. During 2010 and 2009, we restructured or paid a significant portion of the debt. As part of the restructuring, we granted mortgages for the benefit of certain lenders on certain of our unencumbered North American properties (the “liquidating trust”).

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

In April 2010, we executed the definitive documentation with the lenders party to the restructuring agreements. As part of the restructuring agreements, we also guaranteed that, within 30 months of the execution of the definitive documentation, October 2012, for the restructuring, the lenders would receive a minimum of $49.6 million from the net proceeds of the sale of the liquidating trust, which equals 80 percent of the appraised value of these properties at the time of the restructuring agreement. If the electing lenders did not receive at least $49.6 million by such date, we would make payment to cover any shortfall or, at such lenders’ option, convey to them the remaining unsold properties in satisfaction of our remaining obligation to fund the minimum payments. We paid the outstanding balance of $24.2 million in November 2012, which released the liens on the remaining properties in the liquidating trust.

In April 2010, we entered into a settlement agreement with another lender who was not party to the restructuring agreement mentioned above of one of our German communities. The settlement released us from certain of our operating deficit funding and payment guarantee obligations in connection with the loans. Upon execution of the agreement, the lender’s recourse, with respect to the community mortgage, was limited to the assets owned by the German subsidiaries associated with the community. In exchange for the release of these obligations, we agreed to pay the lender approximately $9.9 million over four years, with $1.3 million of the amount paid at signing. The payment is secured by a non-interest bearing note. We have recorded the note at a discount by imputing interest on the note using an estimated market interest rate. The balance on the note was recorded at $5.3 million and is being accreted to the note’s stated amount over the remaining term of the note. The carrying value of the note as of December 31, 2012 was $2.3 million and the face amount was $2.9 million.

KeyBank Credit Facility

On June 16, 2011, we entered into a credit agreement for a $50 million senior revolving line of credit (“Credit Facility”) with KeyBank National Association (“KeyBank”), as administrative agent and lender, and other lenders which may become parties thereto from time to time. The Credit Facility includes a $20.0 million sublimit to support standby letters of credit and it is also expandable to $65.0 million if (i) additional lenders commit to participate in the Credit Facility and (ii) there are no defaults.

The Credit Facility is secured by our 40% equity interest in CC3, our joint venture with a wholly owned subsidiary of CNL, that owns 29 senior living communities managed by us.

The Credit Facility matures on June 16, 2014, subject to our one-time right to extend the maturity date for one year, with ninety days’ notice, provided no material event of default has occurred and we pay a 25 basis point extension fee. Payments on the Credit Facility will be interest only, payable monthly, with outstanding principal and interest due at maturity. Prepayment is permitted at any time, subject to make whole provisions for breakage of certain LIBOR contracts. Pricing for the Credit Facility is KeyBank’s base rate or LIBOR plus an applicable margin depending on our leverage ratio. The LIBOR margins range from 5.25% to 3.25%, and the base rate margins range from 3.75% to 1.75%. We are obligated to pay a fee, payable quarterly in arrears, equal to 0.45% per annum of the average unused portion of the Credit Facility, or 0.35% per annum of the average unused portion for any quarter in which usage is greater than or equal to 50% throughout the quarter. In addition, at closing, we paid KeyBank a commitment fee of 1.0% of the Credit Facility and certain other administrative fees. The Credit Facility requires us to use KeyBank and its affiliates as our primary relationship bank, including for primary depository and cash management purposes, except as required by agreements with other entities.

On October 1, 2012, we entered into a First Amendment (the “Amendment”) to our Credit Facility. The Amendment modified certain financial and other covenants in the Credit Facility to, among other things, permit the borrowings and security under the HCN credit agreement. The financial and other covenant modifications will remain in place until the earlier to occur of (i) September 5, 2013 and (ii) 15 days after the termination of the Merger Agreement and with HCN (refer to Note 3).

The Credit Facility requires us to meet several covenants which include:

•	Maximum corporate leverage ratio of 10.00 to 1.0 (until the earlier of September 5, 2013 or the termination of the Merger Agreement with HCN after which it reverts to 5.25 to 1.0);

•	Minimum corporate fixed charge coverage ratio of 1.25 to 1.0 (until the earlier of September 5, 2013 or the termination of the Merger Agreement with HCN after which it reverts to 1.45 to 1.0);

•	Minimum liquidity of $15.0 million;

•	Minimum collateral loan to value of 75%; and

•	Maximum permitted development obligations of $60.0 million per year.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

In addition to the covenants stated above, the Credit Facility also contains various covenants and events of default which could trigger early repayment obligations and early termination of the lenders’ commitment obligations. Events of default include, among others: nonpayment, failure to perform certain covenants beyond a cure period, incorrect or misleading representations or warranties, cross-default to any recourse indebtedness of ours in an aggregate amount outstanding in excess of $30.0 million, and a change of control. Our ability to borrow under the Credit Facility is subject to these covenants.

The Credit Facility also includes limitations and prohibitions on our ability to incur or assume liens and debt except in specified circumstances, make investments except in specified circumstances, make restricted payments except in certain circumstances, make dispositions except in specified situations, incur recourse indebtedness in connection with the development of a new senior living project in excess of specified threshold amounts, use the proceeds to purchase or carry margin stock, enter into business combination transactions or liquidate us and engage in new lines of business and transactions with affiliates except in specified circumstances.

As of December 31, 2012, there were no draws against the Credit Facility and $9.9 million in letters of credit outstanding. We have $40.1 million borrowing availability under the Credit Facility at December 31, 2012.

On January 9, 2013, we terminated our Credit Facility in connection with the Merger Agreement (refer to Note 1).

Other

In addition to the debt discussed above, Sunrise ventures have total debt of $1.1 billion with near-term scheduled debt maturities of $0.1 billion for 2013, and $0.1 billion of debt that is in default as of December 31, 2012. The debt in the ventures is non-recourse to us with respect to principal payment guarantees and we and our venture partners are working with the venture lenders to obtain covenant waivers and to extend the maturity dates. In all such instances, the construction loans or permanent financing provided by financial institutions is secured by a mortgage or deed of trust on the financed community. We have provided operating deficit guarantees to the lenders or ventures with respect to $0.1 billion of the total venture debt. Under the operating deficit agreements, we are obligated to pay operating shortfalls, if any, with respect to these ventures. Any such payments could include amounts arising in part from the venture’s obligations for payment of monthly principal and interest on the venture debt. These operating deficit agreements would not obligate us to repay the principal balance on such venture debt that might become due as a result of acceleration of such indebtedness or maturity. We have non-controlling interests in these ventures.

Value of Collateral and Interest Paid

At December 31, 2012 and 2011, the net book value of properties pledged as collateral, for mortgages payable of $1.1 billion and $429.0 million, respectively, was $1.4 billion and $542.3 million, respectively.

Interest paid totaled $35.1 million, $12.3 million and $6.9 million in 2012, 2011 and 2010, respectively. No interest was capitalized in 2012, 2011 and 2010.

12. Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount recognized for income tax purposes. The significant components of our deferred tax assets and liabilities are as follows (in thousands):

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

	December 31,
	2012	2011
Deferred tax assets:
Sunrise operating loss carryforwards - federal	$31,246	$71,544
Sunrise operating loss carryforwards - state	20,167	20,072
Sunrise operating loss carryforwards - foreign	6,422	15,313
Investment in ventures	15,997	—
Accrued health insurance	477	856
Self-insurance liabilities	4,689	4,452
Stock-based compensation	6,798	8,240
Allowance for doubtful accounts	3,588	4,923
Tax credits	9,284	7,734
Accrued expenses and reserves	21,039	29,246
Capitalized transaction costs	5,639	—
Entrance fees	19,357	17,310
Liability - Liquidating trust	—	6,825
Other	1,624	2,353

Gross deferred tax assets	146,327	188,868
U.S. federal and state valuation allowance	(78,935)	(134,476)
Canadian valuation allowance	(12,199)	(15,182)
U.K. valuation allowance	—	(79)

Net deferred tax assets	55,193	39,131

Deferred tax liabilities:
Investments in ventures	—	(27,272)
Basis difference in property and equipment and intangibles	(52,961)	(6,839)
Other	(2,232)	(5,020)

Total deferred tax liabilities	(55,193)	(39,131)

Net deferred tax liabilities	$—	$—

Our worldwide taxable income (loss) for 2012 and 2011 was estimated to be $19.8 million and $(31.0) million, respectively. All available sources of positive and negative evidence were evaluated to determine if there should be a valuation allowance on our net deferred tax asset. In 2012 and 2011, we recorded a full valuation allowance on the deferred tax asset as deferred tax assets in excess of reversing deferred tax liabilities were not likely to be realized. At December 31, 2012 and 2011, our total valuation allowance on deferred tax assets was $91.1 million and $149.7 million, respectively.

At December 31, 2012, we have estimated U.S. federal net operating loss carryforwards of $173.6 million which are carried forward to offset future taxable income in the U.S. for up to 20 years. At December 31, 2012, we had state net operating loss carryforwards valued at $21.6 million, which are expected to expire from 2013 through 2028. At December 31, 2012, we had Canadian net operating loss carryforwards of $20.7 million to offset future foreign taxable income, which are carried forward to offset future taxable income in Canada for up to 20 years. In 2012, 2011 and 2010, we provided income taxes for unremitted earnings of our foreign subsidiaries that are not considered permanently reinvested.

At December 31, 2012, we had $1.3 million of foreign tax credit carryforwards that expire in 2015. In addition, we have general business credits carryforwards of $6.5 million at December 31, 2012. The major components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

	Years Ended December 31,
	2012	2011	2010
Current:
Federal	$(524)	$641	$4,094
State	136	1,225	1,975
Foreign	15	(95)	640

Total current expense	(373)	1,771	6,709
Deferred:
Federal	—	—	(150)
State	—	—	—
Foreign	—	—	—

Total deferred benefit	—	—	(150)

Provision for (benefit from) income taxes	$(373)	$1,771	$6,559

The income tax benefit allocated to discontinued operations was zero, zero and $(1.4) million for 2012, 2011 and 2010, respectively. Taxes (refunded) paid were $(0.6) million, $(0.6) million and $0.7 million in 2012, 2011 and 2010, respectively.

The differences between the amount that would have resulted from applying the domestic federal statutory tax rate (35%) to pre-tax income from continuing operations and the reported income tax expense from continuing operations recorded for each year are as follows:

	Years Ended December 31,
(In thousands)	2012	2011	2010
(Loss) income before tax benefit (expense) taxed in the U.S.	$79,414	$(11,575)	$37,366
(Loss) income before tax benefit (expense) taxed in foreign jurisdictions	(1,560)	(7,120)	2,232

(Loss) income from continuing operations before tax benefit (expense)	$77,854	$(18,695)	$39,598

Tax at US federal statutory rate	35.0%	35.0%	35.0%
State taxes, net	0.1%	-4.3%	3.2%
Work opportunity credits	0.0%	0.0%	-12.2%
Change in valuation allowance	-37.2%	-26.7%	-20.5%
Nondeductible wages	3.2%	-7.3%	3.6%
Tax exempt interest	0.0%	0.1%	-0.2%
Tax contingencies	-0.7%	-0.1%	3.5%
Foreign rate differential	-0.1%	-0.2%	-0.5%
Unremitted foreign earnings	-2.4%	5.3%	0.0%
Transfer pricing	1.0%	-4.8%	3.6%
Other	0.6%	-6.5%	1.1%

	-0.5%	-9.5%	16.6%

Included in the balances of unrecognized tax benefits at December 31, 2012 and 2011 were approximately $12.6 million and $13.7 million, respectively, of tax positions that, if recognized, would decrease our effective tax rate.

We reflect interest and penalties, if any, on unrecognized tax benefits in the consolidated statements of operations as income tax expense. The amount of interest recognized in the consolidated statements of operations for 2012, 2011 and 2010 related to unrecognized tax benefits was a pre-tax expense of $0.7 million, $0.5 million and $1.4 million, respectively. The amount of penalties recognized in the consolidated statements of operations for 2012, 2011 and 2010 related to unrecognized tax benefits was a pre-tax expense of $(0.1) million, $(0.2) million and zero, respectively.

The total amount of accrued liabilities for interest recognized in the consolidated balance sheets related to unrecognized tax benefits as of December 31, 2012 and 2011 was $7.2 million and $6.5 million, respectively. The total amount of accrued liabilities for penalties recognized in the consolidated balance sheets related to unrecognized tax benefits as of December 31, 2012 and 2011 was $1.5 million and $1.6 million, respectively. To the extent that uncertain matters are settled favorably, this amount could reverse and decrease our effective tax.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Taxing Jurisdictions Audits

Within the next twelve months, it is reasonably possible that approximately $0.5 million of uncertain tax positions may be released into income due to the expiration of state statute of limitations.

In 2010, the IRS completed the field audits for the 2005 through 2008 federal income tax returns and all related net operating loss carryback claims without any modifications to our refund claim. Our case was officially closed in March 2011 when the IRS notified us that their review of the field agents’ assessments was complete. The years ending 2009 through 2012 are still subject to examination. The German government has concluded its income tax audit for the years 2006 through 2008. No additional years are under audit. Tax years ending 2009 through 2012 are still subject to examination. There are no income tax returns under audit by the Canadian government with years after 2006 remaining open and subject to audit. In addition, the years after 2003 are subject to transfer pricing adjustments only. There are no returns under audit by the U.K. government with years after 2008 remaining open and subject to audit. At this time, we do not expect the results from any income tax audit to have a material impact on our financial statements. We do not believe that it is reasonably possible that the amount of unrecognized tax benefits will significantly change in 2013.

13. Stockholders’ Equity

2008 Omnibus Plan, As Amended

Our 2008 Omnibus Incentive Plan, as amended (the “2008 Omnibus Plan”) permits the grant of incentive and nonincentive stock options, stock appreciation rights (“SARs”), restricted stock, stock units, unrestricted stock, dividend equivalent rights, performance stock and performance units to eligible employees, officers, directors, consultants and advisors.

The number of shares of common stock available for award under the 2008 Omnibus Plan is 10,300,000, increased by the number of shares covered by awards granted under our Prior Plans (as defined below) that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares, after September 17, 2008. The term “Prior Plans” consists of our 1995 Stock Option Plan, as amended; 1996 Non-Incentive Stock Option Plan, as amended, 1997 Stock Option Plan, as amended; 1998 Stock Option Plan, as amended; 1999 Stock Option Plan, as amended; 2000 Stock Option Plan, as amended; 2001 Stock Option Plan, as amended; 2002 Stock Option and Restricted Stock Plan, as amended; and 2003 Stock Option and Restricted Stock Plan, as amended. Pursuant to the terms of the 2008 Omnibus Plan, no further awards may be made under the Prior Plans.

On May 2, 2012, our stockholders approved a proposed 3,000,000 share increase in the shares available for issuance under our 2008 Omnibus Incentive Plan, as amended (the “2008 Plan”). As of December 31, 2012, there were a total of 1,526,990 shares of common stock available for award under the 2008 Omnibus Plan. In addition, up to an additional 599,717 shares that remain subject to outstanding awards under the Prior Plans at December 31, 2012 could at a future date become available for award under the 2008 Omnibus Plan to the extent the shares subject to the awards are not purchased or the awards are forfeited or expire or otherwise terminate without any delivery of shares.

Shares of common stock that are subject to awards in any form other than stock options or SARs under the 2008 Omnibus Plan are counted against the maximum number of shares of common stock available for issuance under the 2008 Omnibus Plan as 1.21 common shares for each share of common stock granted. Any shares of common stock that are subject to awards of stock options under the 2008 Omnibus Plan are counted against the 2008 Omnibus Plan share limit as one share for every one share subject to the award of options. With respect to any SARs awarded under the 2008 Omnibus Plan, the number of shares subject to an award of SARs are counted against the aggregate number of shares available for issuance regardless of the number of shares actually issued to settle the SAR upon exercise.

Under the terms of the 2008 Omnibus Plan, the option exercise price and vesting provisions are fixed when the option is granted. The options typically expire ten years from the date of grant and typically vest over a three-year period. The option exercise price is not less than the fair market value of a share of common stock on the date the option is granted. Fair market value is generally determined as the closing price on (i) the date of grant (if grant is made before or during trading hours) or (ii) the next trading day after the date of grant (if grant is made after the securities market closes on a trading day).

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Stock Options

The fair value of stock options is estimated as of the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected term (estimated period of time outstanding) is estimated using the historical exercise behavior of employees and directors. Expected volatility is based on historical volatility for a period equal to the stock option’s expected term, ending on the day of grant, and calculated on a monthly basis. Compensation expense is recognized ratably using the straight-line method for options with graded vesting.

	2012	2011	2010
Risk free interest rate	1.56% - 1.98%	2.09% - 3.49%	2.63% - 3.63%
Expected dividend yield	0	0	0
Expected term (years)	6.5	6.5	6.5
Expected volatility	95.9% - 96.3%	94.6% - 95.7%	92.9% - 94.7%

A summary of our stock option activity and related information for the year ended December 31, 2012 is presented below (share amounts are shown in thousands):

	Shares	Weighted Average Exercise Price	Remaining Contractual Term in Years
Outstanding - 1/1/10	6,672	$6.45
Granted	1,420	3.97
Exercised	(264)	1.34
Forfeited	(329)	1.60
Expired	(1,149)	14.09

Outstanding - 12/31/10	6,350	5.00
Granted	705	7.65
Exercised	(931)	1.59
Forfeited	(113)	3.44
Expired	(212)	18.32

Outstanding - 12/31/11	5,799	5.39
Granted	230	6.81
Exercised	(3,997)	2.94
Forfeited	(50)	3.89
Expired	(181)	13.03

Outstanding - 12/31/12	1,801	10.29	6.6

Vested and expected to vest - 12/31/12	1,801	10.29	6.6

Exercisable - 12/31/12	604	17.79	3.5

The weighted average grant date fair value of options granted was $5.39, $6.09 and $3.15 per share in 2012, 2011 and 2010, respectively. The total intrinsic value of options exercised was $53.6 million, $10.3 million and $1.2 million for 2012, 2011 and 2010, respectively. The fair value of shares vested was $2.9 million, $3.0 million and $2.0 million for 2012, 2011 and 2010, respectively. Unrecognized compensation expense related to the unvested portion of our stock options was approximately $4.0 million as of December 31, 2012, and is expected to be recognized over a weighted-average remaining term of approximately 1.4 years.

The amount of cash received from the exercise of stock options was approximately $11.8 million in 2012. We generally issue shares for the exercise of stock options from authorized but unissued shares.

On January 9, 2013, as the result of the Merger Agreement (refer to Note 1), 1,798,689 stock options vested and we recognized $3.3 million in stock compensation expense in 2013.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Restricted Stock

Restricted stock awards typically vest over three years. Compensation expense is recognized ratably using the straight-line method for restricted stock with graded vesting.

A summary of our restricted stock activity and related information for the years ended December 31, 2012, 2011 and 2010 is presented below (share amounts are shown in thousands):

	Shares	Weighted Average Grant Date Fair Value
Nonvested, January 1, 2010	143	$19.05
Granted	475	3.53
Vested	(67)	14.87
Canceled	(2)	24.00

Nonvested, December 31, 2010	549	6.11
Granted	337	9.88
Vested	(190)	6.24
Canceled	(12)	9.68

Nonvested, December 31, 2011	684	7.87
Granted	139	7.44
Vested	(357)	8.17
Canceled	(87)	5.60

Nonvested, December 31, 2012	379	7.97

The total fair value of restricted shares vested was $8.17 per share and $6.24 per share for 2012 and 2011, respectively. Unrecognized compensation expense related to the unvested portion of our restricted stock was approximately $2.1 million as of December 31, 2012, and is expected to be recognized over a weighted-average remaining term of approximately 1.5 years.

On January 9, 2013, as the result of the Merger Agreement (refer to Note 1), 379,182 shares of restricted stock vested and we recognized $1.9 million in stock compensation expense in 2013.

Restricted stock shares are generally issued from authorized but unissued shares.

Restricted Stock Units

As part of the 2012 non-employee directors’ compensation, 69,984 restricted stock units were granted to our six non-employee directors. One-quarter of the restricted stock units vested immediately with the remainder to vest quarterly during 2012. All compensation expense for these awards was recognized in 2012.

In 2011, half of our non-employee directors’ retainer fee was paid in restricted stock units. Accordingly, a total of 71,880 restricted stock units were granted to our six non-employee directors (11,980 each) in January 2011 at a grant date fair value of $6.26 per share. One-quarter of the restricted stock units vested immediately upon grant and the remainder vested quarterly during 2011. All compensation expense for these awards was recognized in 2011.

In 2011, 441,616 restricted stock units were granted in the second quarter of 2011 at a grant date fair value of $9.34. One-third of the units vest yearly beginning in 2012. Compensation expense for these restricted stock units is recognized ratably over the vesting period. As of December 31, 2012, the unrecognized compensation expense for these awards totaled $2.0 million and is expected to be recognized over the remaining term of 1.4 years. A total of 52,191 restricted stock units issued in 2011 were forfeited during 2012.

Shares used to satisfy restricted stock unit awards are expected to be issued from authorized but unissued shares.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Performance Units

2012 Plan

On March 16, 2012, the Compensation Committee of our Board of Directors made grants of performance units for the period 2012-2014 and of restricted stock units (with an aggregate dollar value of approximately $3.7 million) to five executive officers and 55 other employees, with the number of performance and restricted stock units to be determined based on the closing price of our common stock on the date our stockholders approved the proposed 3,000,000 share increase in the shares available for issuance under the 2008 Plan. An aggregate of 957,442 performance units at maximum achievement and 523,465 restricted stock units were granted based on the closing price of our common stock of $7.13 per share on May 2, 2012.

The performance unit awards are based:

•

60% on achievement of adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) targets for each year allocated 25% for 2012, 25% for 2013 and 50% for 2014 (with the 2012 adjusted EBITDA targets having been fixed on March 16, 2012 and the 2013 and 2014 adjusted EBITDA targets to be fixed within the first 90 days of those years); and

•

40% on achievement of relative total stockholder return (“TSR”) goals measured against our peer group companies over the three-year period ending December 31, 2014 (with maximum achievement at the 80th percentile, target achievement at the 50th percentile and threshold achievement at the 40th percentile).

The performance units are further subject to continued employment through March 16, 2015. The restricted stock units vest one-third on each of March 16, 2013, 2014 and 2015, subject to continued employment on the applicable vesting date.

We recorded a total of $0.2 million in stock compensation expense with regard to the 2012 adjusted EBITDA performance units in 2012 based upon the probable outcome of the adjusted EBITDA performance condition for 2012. For accounting purposes, May 2, 2012 is deemed the grant date for the 2012 adjusted EBITDA based performance units. As of December 31, 2012, the unrecognized compensation expense for the 2012 adjusted EBITDA performance units totaled $0.8 million, and is expected to be recognized over the remaining service period of 2.2 years, subject to any change in the probable outcome of the performance condition which is evaluated quarterly. No compensation expense for the 2013 and 2014 adjusted EBITDA performance units was recorded in 2012 because the grant dates for these awards are not deemed to occur until the respective adjusted EBITDA targets for these performance units have been established. Once the adjusted EBITDA targets for 2013 and 2014 are established (within the first 90 days of those years), the 2013 and 2014 adjusted EBITDA performance units will be accounted for using the same methodology as applied to the 2012 adjusted EBITDA performance units.

We recorded a total of $0.4 million in stock compensation expense with regard to the TSR based performance units in 2012 based upon the probable outcome of the TSR performance condition. For accounting purposes, May 2, 2012 is deemed the grant date for the TSR based performance units. As of December 31, 2012, the unrecognized compensation expense for these awards totaled $1.2 million, and is expected to be recognized over the remaining service period of 2.2 years, subject to any change in the probable outcome of the performance condition which is evaluated quarterly.

We recorded a total of $0.9 million in stock compensation expense with regard to the restricted stock units in 2012. For accounting purposes, May 2, 2012 is deemed the grant date for the restricted stock units. As of December 31, 2012, the unrecognized compensation expense for these awards totaled $2.9 million, and is expected to be recognized over the remaining service period of 2.2 years.

2011 Plan

In 2011, an aggregate of 671,816 performance units were granted for performance periods 2011, 2012 and 2013 to employees at a grant date fair value of $9.34 per share. There were a total of 12,024 performance units forfeited during 2011. The performance units are allocated 25% in 2011, 25% in 2012 and 50% in 2013, with the number of performance units earned each year based upon the achievement of specified adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets. Vesting of any earned performance units is subject to the employee remaining employed by us through June 1, 2014. The adjusted EBITDA targets were established for the 2011 performance units on the date of grant. The adjusted EBITDA targets for 2012 and 2013 performance units will be established within the first 90 days of each respective year. We recorded a total of $0.2 million and $0.3 million in stock compensation expense with regard to the 2011 performance

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

units in 2012 and 2011, respectively, based upon the probable outcome of the performance condition for 2011. As of December 31, 2012, the unrecognized compensation expense for the 2011 performance units totaled $0.6 million, and is expected to be recognized over the remaining service period of 1.4 years. No compensation expense for the 2012 and 2013 performance units was recorded in 2011 because the grant dates for these awards are not deemed to occur until the respective adjusted EBITDA targets for these performance units have been established. The adjusted EBITDA targets for 2012 were established in March 2012. EBITDA targets for 2013 are not yet established.

On March 16, 2012, the Compensation Committee also established the 2012 adjusted EBITDA performance criteria for the 2012 portion (160,430 performance units at maximum) of the 2011-2013 adjusted EBITDA performance units that were granted in 2011. We recorded a total of $0.5 million in stock compensation expense with regard to the 2012 adjusted EBITDA based performance units in 2012 based upon the probable outcome of the 2012 adjusted EBITDA performance condition. As of December 31, 2012, the unrecognized compensation expense for these units totaled $0.8 million, and is expected to be recognized over the remaining service period of 1.4 years, subject to any change in the probable outcome of the performance condition which is evaluated quarterly.

In December 2012, we accelerated an executive officer’s vesting of 21,078 performance units for the 2011 portion of the 2011-2013 EBITDA plan and recognized $0.2 million of expense associated with the acceleration.

Shares used to satisfy performance units are expected to be issued from authorized but unissued shares.

On January 9, 2013, as the result of the Merger Agreement (refer to Note 1), 1,925,299 performance units and restricted stock units vested and we recognized $15.0 million in stock compensation expense in 2013.

14. Buyout of Management Agreements and Settlement of Management Agreement Disputes

In 2012, we earned $1.5 million in buyout fees as the result of the termination of three management contracts. In 2011, we earned $3.7 million in buyout fees as a result of the termination of four management contracts.

In 2010, we entered into a settlement and restructuring agreement with HCP regarding certain senior living communities owned by HCP and operated by us. Pursuant to the agreement, we gave HCP the right to terminate us as manager of 27 communities owned by HCP for a $50.0 million cash payment which we recognized as buyout fee revenue in our consolidated statements of operations. In addition, we recognized $8.9 million of amortization expense relating to the remaining unamortized management agreement intangible assets for these communities in 2010. The agreement also provided for the release of all claims between HCP, ourselves and third party tenants including the settlement of litigation already commenced. We were terminated as manager of these communities on November 1, 2010.

Also in 2010, two property owners bought out five management agreements for which we were the manager. We recognized $13.3 million in buyout fees in connection with these transactions. We also wrote off the remaining $1.0 million unamortized management agreement intangible asset.

Settlement of Management Agreement Disputes

In 2010, we reached an agreement to settle certain management agreement disputes with one of our venture partners and recorded a $2.8 million charge related to this settlement, $1.1 million of which was accrued in 2009. This charge is reflected as a reduction to management fee income in our consolidated statements of operations.

15. Commitments and Contingencies

Leases for Office Space

Rent expense for office space, excluding Trinity, for 2012, 2011 and 2010 was $3.3 million, $3.3 million and $4.0 million, respectively. We lease our community support office and regional offices under various leases which expire through September 2014. In 2011, we terminated a portion of our lease at our community support office and recorded a charge of $0.1 million related to the termination.

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Trinity Leases

Trinity and each of its subsidiaries (together, “the Trinity Companies”) filed plans of liquidation and dissolution (“Plans”) before the Delaware Chancery Court in January 2009 and November 2009, respectively. Pursuant to a federal statute that gives claims held by divisions of the federal government priority over other unsecured creditor claims, Trinity paid all of its then remaining cash to the federal government in 2010 and the Trinity Companies had no remaining assets at December 31, 2010. Trinity Companies’ long-term leases for office space were eliminated in November 2012 when the three years waiting period expired from the dates that the Plans were filed for each of the respective Trinity Companies.

When the Trinity Companies ceased operations in December 2008, all leased premises were vacated and leasehold improvements and furniture, fixtures and equipment were abandoned. As a result, we recorded a charge of $0.2 million, $0.7 million and $1.0 million in 2012, 2011 and 2010, respectively, related to the lease abandonment which is included in loss from discontinued operations. We recognized $19.8 million of other income which is included in discontinued operations upon the expiration of the three year waiting period mentioned above.

Leases for Operating Communities

We have operating leases for 18 communities (excluding the Marriott leases discussed below) with terms ranging from 15 to 20 years, with two ten-year extension options. We have two other ground leases related to operating communities with lease terms ranging from 25 to 99 years. These leases are subject to annual increases based on the consumer price index and/or stated increases in the lease. In addition, we have one ground lease related to an abandoned project.

In connection with the acquisition of MSLS in March 2003, we assumed 14 operating leases and renegotiated an existing operating lease agreement for another MSLS community in June 2003. We also entered into two new leases with a landlord who acquired two continuing care retirement communities from MSLS on the same date. Rent expense from these 17 leases was $46.9 million, $51.0 million and $50.8 million for 2012, 2011 and 2010, respectively, of which $10.1 million, $18.5 million and $18.3 million for 2012, 2011 and 2010, respectively, is included in discontinued operations. The leases had initial terms of 20 years, and contained one or more renewal options, generally for five to 15 years. The leases provided for minimum rentals and additional rentals based on the operations of the leased community.

In December 2011, we closed the transactions contemplated by the Agreement Regarding Leases, dated December 22, 2011 (the “ARL”), by and among us, Marriott International, Inc. (“Marriott”), Marriott Senior Holding Co. and Marriott Magenta Holding Company, Inc. (collectively, the “Marriott Parties”). The ARL related to a portfolio of 14 leases (the “Leases”) for senior living facilities that are leased by SPTMRT Properties Trust, as landlord to us as tenant and guaranteed by Marriott pursuant to certain lease guarantees (collectively, the “Lease Guarantees”). Each of the Leases was scheduled to expire on December 31, 2013 and, pursuant to a prior agreement between us and the Marriott Parties, we were not permitted to exercise our option under the Leases to extend our terms for an additional five-year term unless Marriott was released from its obligations under the Lease Guarantees.

Pursuant to the terms of the ARL, among other things, Marriott consented to the extension of the term of four of the Leases (the “Continuing Leases”) for an additional five-year term commencing January 1, 2014 and ending December 31, 2018 (the “Extension Term”). We provided Marriott with a letter of credit (the “Letter of Credit”) issued by KeyBank, NA (“KeyBank”) with a face amount of $85.0 million to secure Marriott’s exposure under the Lease Guarantees for the Continuing Leases during the Extension Term and certain other of our obligations (collectively, the “Secured Obligations”). During the Extension Term, we will be required to pay Marriott an annual payment in respect of the cash flow of the Continuing Lease facilities, subject to a $1 million annual minimum.

Marriott may draw on the Letter of Credit in order to pay any of the Secured Obligations if not paid by us when due. We have provided KeyBank with cash collateral of $85.0 million as security for its Letter of Credit obligations. Marriott has agreed to reduce the face amount of the Letter of Credit proportionally on a quarterly basis during the Extension Term as we pay our rental obligations under the Continuing Leases. As the face amount of the Letter of Credit is reduced, KeyBank will return a proportional amount of its cash collateral to us. Following closing, to the extent that we elect not to extend any or all of the Continuing Leases, the face amount of the Letter of Credit will be reduced proportionally in respect of the rent obligations under the Continuing Leases that are not extended.

On May 29, 2012, we entered into an agreement to terminate 10 operating community leases with a lessor, Senior Housing Properties Trust. The lessor paid us $1.0 million as consideration for the in place furniture, fixtures and equipment. As a result, we recorded an impairment charge of approximately $15.6 million in the second quarter of 2012 related to the book

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

value of the in place leasehold improvements, prepaid rent and furniture, fixtures and equipment. By the fourth quarter of 2012, all the communities were transferred to the new manager.

Rent expense for communities subject to operating leases was $62.4 million, $57.9 million and $41.4 million for 2012, 2011 and 2010, respectively, including contingent rent expense of $2.9 million, $5.7 million and $5.6 million for 2012, 2011 and 2010, respectively.

Future minimum lease payments under office, ground and other operating leases at December 31, 2012 are as follows (in thousands):

2013	$56,474
2014	55,078
2015	54,339
2016	38,358
2017	38,521
Thereafter	107,104

$349,874

Letters of Credit

At December 31, 2012, in addition to $9.9 million in letters of credit secured by our Credit Facility, we have letters of credit outstanding of $90.7 million relating to our insurance programs and $85.0 million related to the Marriott lease guarantee discussed above. These letters of credit are fully cash collateralized.

Guarantees

In the past, we have provided operating deficit guarantees to certain venture lenders, whereby after depletion of established reserves, we guarantee the payment of the lender’s monthly principal and interest during the term of the guarantee and have provided guarantees to certain ventures to fund operating shortfalls. As of December 31, 2012, we no longer have any outstanding operating deficit guarantees related to ventures except for our senior living condominium project discussed below. There were no fundings in 2012 except related to the senior living condominium project (refer to Note 16).

Other

Generally, the financing obtained by our ventures is non-recourse to the venture members, with the exception of the debt repayment guarantees discussed above. However, we have entered into guarantees with the lenders with respect to acts which we believe are in our control, such as fraud or voluntary bankruptcy of the venture. If such acts were to occur, the full amount of the venture debt could become recourse to us. The combined amount of venture debt underlying these guarantees is approximately $1.1 billion at December 31, 2012. We have not funded under these guarantees, and do not expect to fund under such guarantees in the future.

To the extent that a third party fails to satisfy an obligation with respect to two continuing care retirement communities we manage, we would be required to repay this obligation, the majority of which is expected to be refinanced with proceeds from the issuance of entrance fees as new residents enter the communities. At December 31, 2012, the remaining liability under this obligation is $25.4 million. We have not funded under these guarantees, and do not expect to fund under such guarantees in the future.

Legal Proceedings

Proposed Merger Lawsuits

On September 6, 2012, a complaint, captioned Perricone Family Trust, on behalf of itself and all others similarly situated vs. Sunrise Senior Living, Inc., Health Care REIT, Inc., Paul J. Klaassen, Glyn F. Aeppel, Thomas J. Donohue, Stephen D. Harlan, Lynn Krominga, William G. Little and Mark S. Ordan, Case No. 7837, was filed in the Court of Chancery for the State of Delaware, challenging the proposed Merger of Sunrise with Health Care REIT. The complaint challenges the proposed Merger on behalf of a putative class of Sunrise public stockholders, and names as defendants Sunrise, its directors and HCN. The complaint generally alleges that the individual defendants breached their fiduciary duties in connection with the proposed

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

Merger and that the entity defendants aided and abetted that breach. The complaint seeks, among other things, injunctive relief against the Merger and an award of plaintiffs’ expenses.

In addition, on October 15, 2012, a complaint captioned John Price vs. Mark Ordan, Glyn Aeppel, Thomas Donohue, Stephen Harlan, Paul Klaasen, Lynn Krominga, William Little, Sunrise Senior Living, Inc., Health Care REIT, Inc., Brewer Holdco, Inc. and Red Fox Inc., Case No. 1-12ev 1150 LO/JFA, was filed in the United States District Court for the Eastern District of Virginia, also challenging the proposed Merger of Sunrise with Health Care REIT. The complaint challenges the proposed Merger on behalf of a putative class of Sunrise public stockholders, and names as defendants Sunrise, its directors, HCN and their respective subsidiaries party to the proposed Merger. The complaint generally alleges that the individual defendants breached their fiduciary duties in connection with the proposed Merger and violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by omitting material facts from Sunrise’s proxy statement and that the entity defendants aided and abetted such breaches. The complaint seeks, among other things, injunctive relief against the merger and an award of plaintiffs’ expenses.

On December 5, 2012, the parties to these lawsuits entered into a Memorandum of Understanding settling the claims in principle. The settlement-in-principle is subject to customary conditions, including court approval.

Subpoena From the U.S. Attorney’s Office

The U.S. Attorney’s Office for the Eastern District of Pennsylvania has issued a subpoena to us for certain documents relating to resident care at one of our Pennsylvania communities. This community has experienced significant publicity due to an incident occurring in the spring of 2011. We are cooperating with the U.S. Attorney’s Office and are in the process of producing the requested documents.

Other Pending Lawsuits and Claims

In addition to the matters described above, we are involved in various lawsuits and claims and regulatory and other governmental audits and investigations arising in the normal course of business. In the opinion of management, although the outcomes of these other suits and claims are uncertain, in the aggregate they are not expected to have a material adverse effect on our business, financial condition, and results of operations.

16. Senior Living Condominium and Assisted Living/Amenities Project

In 2006, we sold a majority interest in two separate entities related to a project consisting of a residential condominium component and an assisted living component with each component owned by a different entity. In connection with the equity sale and related financings, we undertook certain obligations to support the operations of the project for an extended period of time. We accounted for the condominium and assisted living/amenities ventures under the profit-sharing method of accounting and recorded losses of $10.0 million, $9.8 million and $9.6 million in 2012, 2011 and 2010, respectively.

Condominium Venture

As of December 31, 2012, our profit-sharing liability related to the condominium venture was $18.8 million. We were obligated to our partner in the condominium venture to fund operating shortfalls and had funded $2.2 million under the operation deficit guarantee through December 31, 2012. We had informed our partner that we did not intend to fund future operating shortfalls. As of December 31, 2012, we had no remaining equity in the condominium venture and no basis in the assets.

As of December 31, 2012, the condominium venture loan of $120.0 million was in default. We had accrued $4.8 million in default interest, late fees and other lender-related fees relating to these loans. On January 4, 2013, we transferred our ownership interest in the venture to our venture partner in exchange for a release from all guarantee obligations to our partner including the operating deficit guarantee. As part of the transfer of our ownership interest, the lender released us from all obligations associated with the loan.

Assisted Living/Amenities Venture

In June 2012, the assisted living/amenities venture refinanced its existing mortgage financing with new mortgage financing provided by Eagle Bank. The new loan has a principal amount of $26.0 million, a floor interest rate of 5.5% and a term of

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

three years. As a result of the refinancing, we were released from our obligation to fund operating deficits and to pay default interest previously accrued by us through December 31, 2011 totaling approximately $2.4 million to the prior mortgage lender. Also, in connection with the refinancing, we funded approximately $6.0 million on behalf of the venture, leading to a modification of joint venture terms. Return of our new funding would have priority over existing equity and the venture partner’s total return would be capped at its capital contribution of $6.5 million. Return of outstanding operating deficit and cost overruns of approximately $8.2 million to us would be subordinate to the return of capital of both venture partners.

On December 14, 2012, we acquired all of our partner’s interest in the assisted living/amenities venture. As a result of the transaction, we are no longer required to account for the assisted living/amenities venture under the profit-sharing method of accounting. The assets, liabilities and operating results of the assisted living/amenities venture are consolidated in our financial results commencing December 14, 2012.

17. Related-Party Transactions

Day Care Center Sublease

J127 Foundation (formerly Sunrise Senior Living Foundation) is an independent, not-for-profit organization whose purpose is to operate schools and day care facilities, provide low and moderate income assisted living housing and own and operate a corporate conference center. Paul Klaassen, our Non-Executive Chairman of the Board of Directors and his wife are the primary contributors to, and serve on the board of directors and serve as officers of, J127 Foundation. One or both of them also serve as directors and as officers of various J127 Foundation subsidiaries. Certain other of our employees also serve as directors and/or officers of J127 Foundation and its subsidiaries. Since November 2006, the Klaassens’ daughter has been the Director of J127 Foundation. She was previously employed by J127 Foundation from June 2005 to July 2006. Since October 2007, the Klaassens’ son-in-law has also been employed by J127 Foundation and beginning in August 2010, the Klaassens’ son was also employed by J127 Foundation.

J127 Foundation’s stand-alone day care center, which provides day care services for a fee for our employees and non-Sunrise employees, is located in the same building complex as our community support office. The day care center subleases space from us under a sublease that commenced in April 2004, expires September 30, 2013, and was amended in January 2007 to include additional space. The sublease payments, which equal the payments we are required to make under our lease with our landlord for this space, are required to be paid monthly and are subject to increase as provided in the sublease. J127 Foundation paid Sunrise approximately $0.2 million in sublease payments in each 2012, 2011 and 2010.

Fairfax Community Ground Lease

We lease the real property on which our Fairfax, Virginia community is located from Paul and Teresa Klaassen pursuant to a 99-year ground lease entered into in June 1986, as amended in August 2003. The amended ground lease provided for monthly rent of $12,926 when signed in 2003, and is adjusted annually based on the consumer price index. Annual rent expense paid by us under this lease was approximately $0.2 million for 2012, 2011 and 2010. The aggregate dollar amount of the scheduled lease payments through the remaining term of the lease is approximately $14.2 million.

Consulting Agreements

In 2010, Mr. Klaassen earned an advisory fee of $125,000 for the period August 2010 through December 2010.

Effective May 1, 2010, we entered into an independent contractor agreement with Teresa M. Klaassen to provide the following consulting services to us: advise our chief executive officer and other officers on matters relating to quality of care, training, morale and product development; and at the request of our chief executive officer, visit regions and communities, and attend and speak at quarterly meetings and other company functions. Ms. Klaassen was previously our employee and acted as our chief cultural officer. The agreement had a one-year term and expired on April 30, 2011. Under this agreement, we paid Ms. Klaassen $8,333 per month. In 2011 and 2010, we paid Ms. Klaassen $33,333 and $66,667, respectively, under the agreement.

In each subsequent year, we have entered into a new independent contractor agreement with Ms. Klaassen with terms consistent with the prior agreement. Each agreement has a one-year term commencing on May 1st and expiring April 30th. In

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

2012, we paid Ms. Klaassen $100,000 under the agreement for May 1, 2011 through April 30, 2012. As of December 31, 2012, we have a liability of $66,667 under the current agreement.

18. Employee Benefit Plans

401k Plan

We have a 401(k) Plan (“the Plan”) covering all eligible employees. Under the Plan, eligible employees may make pre-tax contributions up to 100% of the IRS limits. The Plan provides an employer match dependent upon compensation levels and years of service. The Plan does not provide for discretionary matching contributions. Matching contributions were $2.1 million, $1.6 million and $1.5 million in 2012, 2011 and 2010, respectively.

Sunrise Executive Deferred Compensation Plan

We had an executive deferred compensation plan (the “Executive Plan”) for employees who met certain eligibility criteria. Under the Plan, eligible employees may make pre-tax contributions in amounts up to 25% of base compensation and 100% of bonuses. We may make discretionary matching contributions to the Executive Plan. Employees vest in the matching employer contributions, and interest earned on such contributions, at a date determined by the Benefit Plan Committee. Matching contributions were zero in 2010. We terminated the Executive Plan in January 2010 and distributions were made in January 2011.

Deferred Compensation Plan with the former Chief Executive Officer

Pursuant to Mr. Klaassen’s prior employment agreement, we are required to make contributions of $150,000 per year for 12 years, beginning on September 12, 2000 into a non-qualified deferred compensation account, notwithstanding Mr. Klaassen’s termination of his employment in November 2008. At the end of the 12-year period, any net gains accrued or realized from the investment of the amounts contributed by us are payable to Mr. Klaassen and we will receive any remaining amounts. The plan was fully funded in 2011 and terminated in 2012.

19. Discontinued Operations

Discontinued operations consist primarily of 10 communities whose leases were terminated in 2012 and businesses and communities sold prior 2012. The following amounts related to those communities and businesses that have been segregated from continuing operations and reported as discontinued operations (in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Revenue	$87,436	$117,435	$136,932
Expenses	(91,943)	(124,063)	(154,034)
Impairments	(18,057)	(1,031)	(3,316)
Other (expense) income	19,983	(467)	10,708
Gain on sale of real estate or business	2,665	2,615	15,542
Gain on German transaction	—	—	56,819
Income taxes	—	—	1,490

Income (loss) from discontinued operations	$84	$(5,511)	$64,141

20. Accounts Payable and Accrued Expenses and Other Long-Term Liabilities

Accounts payable and accrued expenses consist of the following (in thousands):

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

	December 31,	December 31,
	2012	2011
Accounts payable and accrued expenses	$30,585	$36,920
Accrued salaries and bonuses	33,869	28,594
Accrued transaction bonus	14,123	0
Accrued employee health and other benefits	31,225	33,498
Other accrued expenses	33,155	35,145

	$142,957	$134,157

Other long-term liabilities consist of the following (in thousands):

	December 31,	December 31,
	2012	2011
Deferred revenue from nonrefundable entrance fees	$48,744	$44,225
Lease liabilities	17,821	26,466
Accrued transaction bonus	—	12,864
Executive deferred compensation	2,806	3,453
Uncertain tax positions	19,851	20,375
Other long-term liabilities	5,433	2,165

	$94,655	$109,548

21. Severance and Restructuring Plan

In 2009, we announced a plan to continue to reduce corporate expenses through a further reorganization of our corporate cost structure, including a reduction in spending related to, among others, administrative processes, vendors, and consultants. The plan was designed to reduce our annual recurring general and administrative expenses (including expenses previously classified as venture expense) to approximately $100 million, and to reduce our centrally administered services which are charged to the communities by approximately $1.5 million. Under this plan, approximately 177 positions were eliminated. We recorded severance expense of $2.1 million in 2010 as a result of the plan.

In January 2010, we entered into a separation agreement with our Senior Vice President, North American Operations, in connection with this plan, effective as of May 31, 2010. Pursuant to his employment agreement, he received severance benefits of $1.0 million and his outstanding and unvested stock options, restricted stock and other long-term equity compensation awards were fully vested, resulting in a non-cash compensation expense to us of $0.3 million.

Mr. Paul Klaassen resigned as our chief executive officer effective November 1, 2008 and became our non-executive Chair of the Board. Upon his resignation as our chief executive officer, under his employment agreement, he became entitled to receive:

•	annual payments for three years, beginning on the first anniversary of the date of termination, equal to Mr. Klaassen’s annual salary ($0.5 million) and bonus ($0) for the year of termination;

•

continuation of the medical insurance and supplemental coverage provided to Mr. Klaassen and his family until Mr. Klaassen attains or, in the case of his death, would have attained, age of 65 (but to his children only through their attainment of age 22); and

•	continued participation in his deferred compensation plan in accordance with the terms of his employment agreement.

Mr. Klaassen’s deferred compensation plan ended in 2012 in accordance with the terms of his employment agreement, and the plan balance was fully distributed. As of December 31, 2012, we no longer carry a related deferred compensation liability. Refer to Note 18 of the Notes to the Consolidated Financial Statements for more information regarding Mr. Klaassen’s deferred compensation account.

The following table reflects the activity related to our severance and restructuring plans during 2012:

Sunrise Senior Living, Inc.

Notes to Consolidated Financial Statements

(in thousands)	Liability at January 1, 2012	Additional Charges	Adjustments	Cash Payments and Other Settlements	Liability at December 31, 2012
Severance	$87	$0	$0	$(87)	$0
CEO retirement compensation	177	0	123	(14)	286
Lease termination costs	1,748	0	(959)	0	789

	$2,012	$0	$(836)	$(101)	$1,075

We incurred $0.8 million and $8.1 million in 2012 and 2011, respectively, in severance costs in general and administrative expense unrelated to this plan. Our 2011 cost includes $1.1 million related to our then chief financial officer’s termination in March 2011.

22. Subsequent Events

Subsequent events have been evaluated through January 9, 2013. On January 9, 2013, we consummated the transactions contemplated by Merger Agreement dated August 21, 2012 with HCN and the September 13, 2012 Management Business Sale Agreement with Buyer (refer to Note 1).

On January 4, 2013, we relinquished our partnership interest in the Fox Hill condominium venture (refer to Note 16).

On January 9, 2013, we entered into a supplemental indenture and terminated our Credit Facility (refer to Note 11).

On January 9, 2013, we recognized $20.2 million of stock compensation expense related to the vesting of all equity related compensation as a result of the Merger Agreement (refer to Notes 1 and 13).